Exhibit 4

                          ASSET PURCHASE AGREEMENT



                                  between

                                Ultrak, Inc.
                                    and
                        Honeywell International Inc.


                         dated as of August 8, 2002

SCHEDULES

Schedule A                 Seller Entities
Schedule B                 Digital Video Products
Schedule C                 Shared Video Intellectual Property
Schedule 2.1(k)            Transferred Leases
Schedule 2.2(o)            Excluded Contracts
Schedule 2.2(q)            Additional Excluded Assets
Schedule 3.2(l)            Sale Contracts
Schedule 4.1(f)            Ultrak Insiders
Schedule 4.1(g)            Subsidiaries
Schedule 4.2(a), (b)       Conflicts, etc.
Schedule 4.4(a)            Financial Statements
Schedule 4.5               Undisclosed Liabilities
Schedule 4.6               Absence of Changes
Schedule 4.7(a)            Orders, etc.
Schedule 4.7(b)            Permits
Schedule 4.7(c)            Proceedings
Schedule 4.7(d)            Permits Exceptions
Schedule 4.8               Litigation
Schedule 4.9(a)            Leased Real Property
Schedule 4.9(d)            Lease Exceptions
Schedule 4.10(a)           Contracts
Schedule 4.10(c)           Defaults Under Contracts
Schedule 4.10(e)           Contracts Exceptions
Schedule 4.11(a)(i)        Transferred Intellectual Property
Schedule 4.11(a)(ii)       Shared Intellectual Property
Schedule 4.11(b)           IP License Agreements
Schedule 4.11(c)           Nonexclusive Third Party License Agreements
Schedule 4.11(e)           Intellectual Property Exceptions
Schedule 4.12              Taxes
Schedule 4.13(a)           U.S. Employees
Schedule 4.13(b)           U.S. Labor
Schedule 4.14(a)           Non-U.S. Employees
Schedule 4.14(d)           Non-U.S. Employee Contracts
Schedule 4.14(e)           Non-U.S. Employee Employment Term Amendments
Schedule 4.14(g)           Non-U.S. Employee Change of Control Provisions
Schedule 4.14(j)           Non-U.S. Labor
Schedule 4.14(m)           Non-U.S. Plans
Schedule 4.14(n)           Non-U.S. Plan Documents
Schedule 4.14(p)           Non-U.S. Plan Actuarial Valuation
Schedule 4.14(t)           Non-U.S. Plan Contributions
Schedule 4.14(u)           Non-U.S. Employee Termination and Severance Payments
Schedule 4.15              Environmental Matters
Schedule 4.16              Suppliers and Customers
Schedule 4.18(c)           Affiliated Transactions
Schedule 4.21              Product Liability and Warranties
Schedule 4.22              Insurance
Schedule 4.23              Equity and Debt Interests
Schedule 4.25              Brokers
Schedule 4.29              Fixed Assets
Schedule 6.1               Conduct of Business
Schedule 6.14              Purchase Price Allocation
Schedule 6.16(a)           Transferred U.S. Employees
Schedule 7.3(l)            Consents
Schedule 9.5(b)            Real Property and Personal Property Liens


EXHIBITS

Exhibit A       Transition Services Agreement
Exhibit B       CCTV Products Supply Agreement
Exhibit C       Lewisville Headquarters Sublease
Exhibit D       Trademark and Copyright License Agreement
Exhibit E       Shared IP License Agreement
Exhibit F       Access Control Products Supply Agreement
Exhibit G-1     Products
Exhibit G-2     Manufactured Products

                          ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of August 8, 2002, between Ultrak, Inc., a Delaware corporation ("Ultrak," and together with the entities listed on Schedule A hereto, the "Sellers"), and Honeywell International Inc., a Delaware corporation (the "Purchaser").

                            W I T N E S S E T H:
                            - - - - - - - - - -

     WHEREAS, the Sellers are engaged as of the date hereof in the business of designing, manufacturing, marketing, selling, distributing and providing after-sale service of closed circuit television equipment and systems including, without limitation, (1) analog video products, (2) digital video products, including the digital imagery transmission and related software systems listed on Schedule B and excluding the items listed on Schedule C which shall be subject to the Shared IP License Agreement (as defined in Section 7.3(q) below), (3) cameras, domes and telemetry, (4) video management and transmission, (5) monitors and (6) public address systems and equipment (collectively, the "CCTV Business"). As used herein, "Business" shall mean (x) in the United States, the CCTV Business and (y) all of the business activities conducted in each of the Non-U.S. Jurisdictions (as defined in Section 1.2(d) below), as of the date hereof by the Subsidiaries listed on the signature pages hereto (the "Seller Subsidiaries").

     WHEREAS, the parties agree that Sellers may engage in the Excluded Businesses from and after the Closing.

     WHEREAS, the Sellers wish to sell the Purchased Assets and Purchaser wishes to purchase the Purchased Assets on the terms and conditions and for the consideration described in this Agreement (all defined terms in this Agreement having the meanings indicated in Article X);

     WHEREAS, the Sellers wish to assign and the Purchaser wishes to assume the Assumed Liabilities on the terms and conditions and for the consideration described in this Agreement;

     WHEREAS, simultaneously with the execution of this Agreement, Victoria and Eagle Strategic Fund, Niklaus F. Zenger and George K. Broady are entering into an agreement with the Purchaser (the "Voting Agreement"), pursuant to which such holders have made certain agreements with respect to the Ultrak common and preferred stock held by them;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                 ARTICLE I
                             SALE AND PURCHASE

     1.1  Sale and Purchase of the Purchased Assets.
          -----------------------------------------

     (a) Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, and the Purchaser will purchase, all of the Purchased Assets for an aggregate purchase price of $36,000,000 (the "Purchase Price"), (i) $30,600,000 of which will be payable in cash at the Closing (the "Initial Purchase Price"), and (ii) $5,400,000 (the "Deferred Purchase Price") of which will be payable in cash in three equal disbursements of $1,800,000 each, plus interest accrued thereon since the Closing Date at the Base Rate (as defined in Section 1.3(d) below), with the first disbursement to occur on the date that is 6 months following the Closing Date, the second disbursement to occur on the date that is 12 months following the Closing Date and the final disbursement to occur on the date that is 18 months following the Closing Date; provided, however, that the first two disbursements of the Deferred Purchase Price shall be subject to reduction (without duplication) in amounts equal to (i) any Closing Deficit (as defined in Section 1.3(d) below), (ii) any Losses (as defined in Section 8.2 below) actually incurred by the Purchaser not related to third party claims for which the Purchaser is entitled to indemnification pursuant to Section 8.2, it being understood that any amounts not disbursed by the Purchaser for Losses incurred pursuant to this clause (ii), if related to a claim made pursuant to Section 8.2(b), must be in excess of any remaining Deductible (as defined in Section 8.4) and (iii) any amount related to claims made by third parties against the Purchaser or its Affiliates for which they are entitled to indemnification pursuant to
Section 8.2. The third and final disbursement of the Deferred Purchase Price shall be subject to reduction in amounts described in clauses (i) through (iii) above, as well as for amounts equal to any good faith claims made by the Purchaser against the Sellers for indemnification pursuant to
Article VIII that remain unresolved at the time of such disbursement ("Unresolved Claims"). Notwithstanding the foregoing, the parties hereto agree that once the aggregate amount of the Purchaser's Losses incurred pursuant to Section 8.2(b) has reached the Deductible, the Deferred Purchase Price shall be subject to reduction in all amounts described in clauses (ii) and (iii) above. No interest shall accrue or be paid to Sellers with respect to any portion of the Deferred Purchase Price not disbursed to Sellers pursuant to clauses (i), (ii) or (iii) above. In the event of a dispute between the Sellers and the Purchaser in connection with any scheduled disbursement of the Deferred Purchase Price, the parties shall resolve such dispute pursuant to Section 9.13 hereof. Any amounts for Unresolved Claims that are resolved in favor of Sellers following the final disbursement of the Deferred Purchase Price shall be promptly paid to Sellers plus interest accrued thereon since the Closing Date computed using the Base Rate upon resolution of such Unresolved Claims. The Purchase Price shall be subject to adjustment as hereinafter provided in Section 1.3.

     (b) Section 1.1(a) notwithstanding, at any time prior to thirty (30) days after the date hereof (the "Escrow Election Date"), Sellers may elect, at their sole discretion, to cause Purchaser to pay the Deferred Purchase Price to a third party escrow agent (the "Escrow Agent") to be mutually selected by Sellers and Purchaser (the "Escrow Election"). The Escrow Election may be made by delivery of written notice to Purchaser at any time prior to the Escrow Election Date. Upon delivery of such written notice, Sellers and Purchaser shall negotiate in good faith with each other and the Escrow Agent to agree upon an interest-bearing escrow agreement (the "Escrow Agreement") to be executed and delivered at the Closing consistent with the provisions of Section 1.1(a) above and otherwise satisfactory to Sellers, Purchaser and the Escrow Agent. If Sellers make the Escrow Election, interest on the Deferred Purchase Price shall accrue and be paid solely in accordance with the terms of the Escrow Agreement.

     1.2  Closing.
          -------

     (a) The closing of the transactions contemplated under this Agreement (the "Closing") will take place at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 at 10:00 A.M., local Dallas time, on the fifth business day after all conditions to the obligations of Purchaser and Sellers under Article VII of this Agreement shall have been satisfied or waived, or at such other place and on such other date and time as the parties may agree to in writing (the "Closing Date");

     (b) At the Closing, the Sellers will convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens, all of Sellers' right, title and interest in and to the Purchased Assets, accompanied by any necessary bills of sale, assignment agreements or other instruments of transfer reasonably requested by the Purchaser; and

     (c) At the Closing, the Purchaser will (i) pay the Initial Purchase Price to the Sellers by wire transfer of immediately available funds to a previously designated account of the Sellers and (ii) assume the Assumed Liabilities.

     (d) Subject to the terms and conditions contained herein, including without limitation, Section 2.1 and Section 2.2 and the Schedules referenced therein, unless the parties hereto otherwise agree in writing, the transfer of Purchased Assets in each of the United Kingdom, Germany, Italy, Singapore, Australia, Poland and South Africa (each such country, a "Non-U.S. Jurisdiction") shall be effected as a transfer of assets. Purchaser shall designate an Affiliate formed or incorporated in each Non-U.S. Jurisdiction (each such Affiliate, a "Purchaser Designee") to enter into appropriate agreements with the corresponding Seller Subsidiary in such jurisdiction. The asset transfers in each Non-U.S. Jurisdiction will be effected in accordance with applicable law and the terms and conditions contained herein such that the relevant Purchaser Designee is vested with good and marketable title of all Purchased Assets located in its jurisdiction of formation or incorporation. Each asset transfer contemplated by this Agreement to occur on the Closing Date (including the transfer of Purchased Assets in the United States) shall be deemed to take place and to be effective at 12:01 a.m. in each relevant time zone on the Closing Date (hereinafter referred to as the "Effective Time").

     1.3  Post-Closing Purchase Price Adjustment.
          --------------------------------------

     (a) Not earlier than sixty (60) days and not later than ninety (90) days after the Closing Date, the Sellers shall deliver to the Purchaser a proposed balance sheet (the "Proposed Closing Balance Sheet") of the Business as of the Closing Date, prepared on a basis consistent with the accounting policies, procedures and practices used to prepare the Reference Balance Sheet; provided, however, that no Excluded Assets nor Retained Liabilities shall be considered on either the Closing Balance Sheet or Reference Balance Sheet in the determination of the amount of the post-closing purchase price adjustment. The Purchaser and its representatives shall be permitted full access to observe at all times the preparation of the Proposed Closing Balance Sheet and to ask questions of the Sellers and their representatives. Purchaser agrees to provide the Sellers and the Sellers' accountants, at no cost to the Sellers, full access to the books, records and personnel of the Business to the extent reasonably requested by the Sellers for purposes of preparing the Proposed Closing Balance Sheet.

     (b) The Sellers agree to provide the Purchaser and the Purchaser's accountants, at no cost to the Purchaser, full access to any books, records and personnel of the Business retained by Sellers after the Closing Date to the extent reasonably requested by the Purchaser for purposes of reviewing the Proposed Closing Balance Sheet. Unless the Purchaser notifies the Sellers in writing that it disagrees with any aspect of the Proposed Closing Balance Sheet within thirty (30) days after the date on which the Sellers deliver to the Purchaser the Proposed Closing Balance Sheet, the Proposed Closing Balance Sheet shall be deemed to constitute the Closing Balance Sheet (as defined below) and shall be conclusive and binding on the Sellers and the Purchaser. If the Purchaser so notifies the Sellers in writing within such thirty (30) day period, then the Sellers and the Purchaser shall attempt to resolve their differences with respect thereto within fifteen (15) days after the Sellers' receipt of the Purchaser's written notice of disagreement (such period hereinafter referred to as the "Fifteen Day Period"). Any such disputes not resolved by the Sellers and the Purchaser within the Fifteen Day Period will be resolved by a nationally recognized accounting firm to be mutually agreed upon by the parties (the "Firm"). If the parties cannot agree on an accounting firm within fifteen (15) days of the end of the Fifteen Day Period, or if such accounting firm shall be unable or decline to act, the respective auditing firms of the Sellers, on the one hand, and the Purchaser, on the other, shall cooperate to select an accounting firm after eliminating one accounting firm unacceptable to the Sellers, on the one hand, and one that is unacceptable to the Purchaser, on the other. The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Proposed Closing Balance Sheet as reflect such determination, and the same shall be conclusive and binding upon the parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Balance Sheet prepared by the Sellers, in the case of the Sellers, or in the notice described in the second sentence of this paragraph, in the case of the Purchaser. The Firm shall have no right to make any determination with respect to the undisputed portions of the Proposed Closing Balance Sheet, and no such determination with respect to the undisputed portions of the Proposed Closing Balance Sheet shall be binding on the Sellers or the Purchaser. The Proposed Closing Balance Sheet of the Business as finally determined pursuant to the procedures set forth in this Section 1.3 is hereinafter referred to as the "Closing Balance Sheet" and the net book value of the assets and liabilities set forth on the Closing Balance Sheet is hereinafter referred to as the "Final Net Book Value". The fees and expenses of the Firm shall be paid equally by the Sellers and the Purchaser.

     (c) Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute and their respective calculations of the net book value of the Purchased Assets of the Business as of the Effective Time. Rebuttal briefs shall be submitted within fifteen (15) days after the submission of the initial briefs. The Firm shall render its decision resolving the dispute within thirty (30) days after submission of the rebuttal briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond; provided, however, that, without the written consent of the Sellers and the Purchaser, no request for additional briefing, a hearing or other information shall act as an extension of the thirty (30) day period in which the Firm must render its decision.

     (d) If the Final Net Book Value is less than $28,389,000 (such deficiency, the "Closing Deficit"), then the Initial Purchase Price shall be reduced by an amount in cash equal to the Closing Deficit plus interest accrued thereon since the Closing Date computed using an interest rate equal to the "prime rate" as set forth in The Wall Street Journal on the Closing Date (the "Base Rate"). The Closing Deficit shall be deducted from the Deferred Purchase Price. If the Final Net Book Value is greater than $28,389,000 (such amount, the "Closing Surplus"), then the Initial Purchase Price shall be increased by an amount in cash equal to the Closing Surplus, and the Purchaser shall pay to the Sellers, within five (5) business days of the final determination of the Closing Balance Sheet, an amount equal to the Closing Surplus, plus interest accrued thereon since the Closing Date computed using the Base Rate.

     (e) Payments pursuant to this Section 1.3 shall be made by a wire transfer of immediately available funds in Dollars to a bank account designated in writing by the Purchaser or the Sellers, as applicable. If at any time after the Closing Date any portion of any adjustment is in dispute between Purchaser and Sellers or, if following any such dispute, the parties resolve their difference with respect to all or any portion thereof without a determination by the Firm, the Sellers or the Purchaser, as applicable, shall within five (5) business days pay to the Purchaser or the Sellers, as applicable, the amount of the adjustment not previously paid by the Sellers or the Purchaser, as applicable, and not in dispute, plus interest accrued thereon since the Closing Date computed using the Base Rate (except to the extent the resolution of the disputed amount could affect whether the party owing any undisputed amount is obligated to pay such undisputed amount). Such payment shall be made by a wire transfer of immediately available funds in Dollars to a bank account designated in writing by the Purchaser or the Sellers, as applicable.

     (f) The purpose of this Section 1.3 is to determine the Purchase Price to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant to this Section 1.3 shall not be deemed to be an indemnification by Sellers pursuant to Article VIII, nor preclude Purchaser from exercising any indemnification rights pursuant to Article VIII.

                                 ARTICLE II
                             PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions contained herein, except as otherwise provided in Section 2.2 hereof, at the Closing, Sellers shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase, assume and acquire from Sellers, all of Sellers' right, title and interest in and to all of Sellers' tangible and intangible assets, properties and rights used, developed or held for use in the Business other than the Excluded Assets (the "Purchased Assets"). For purposes of this Agreement, "Purchased Assets" shall include, but not be limited to, the following:

     (a) all inventory as of the Effective Time, including raw materials, work-in process and finished goods of the Business ("Inventory"), including without limitation any Inventory located at the Carroll Facility (as defined in Section 2.2(j) below);

     (b) all Personal Property used, developed or held for use by Sellers in the conduct of the Business;


     (c) all Transferred Intellectual Property and all IP License Agreements, including the right to sue and recover for damages for past infringement; provided, however, that the Sellers shall be entitled to receive fifty percent (50%) of the Purchaser's actual recoveries from prosecuting any such past infringement, net of costs and out-of-pocket expenses (including, without limitation, of counsel, consultants and experts) incurred by the Purchaser in connection with such prosecution;

     (d) all of the contracts, arrangements, licenses, sales orders and unfilled purchase orders entered into by Sellers in the conduct of the Business and in effect as of the date hereof except for the Excluded Contracts (as defined in Section 2.2(o) below), and all of the contracts entered into after the date hereof in accordance with the terms of Section 6.1(h) below (collectively, the "Transferred Contracts");

     (e) all goodwill associated with the Business except for the names "Ultrak" and "Ultrak, Inc.";

     (f) all Permits used or held for use by Sellers in the conduct of the Business to the extent the same, or a right to use the same, can be transferred to Purchaser;

     (g) all of Sellers' customer and vendor lists to the extent relating to the Business, all of Sellers' files and documents (including credit information) to the extent relating to customers and vendors of the Business, and all of Sellers' production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, marketing and manufacturing materials, cost and pricing information, business plans, reference catalogs, information (including but not limited to design specifications) and any other such data and records, in each case to the extent relating to the Business, including without limitation any such material on Sellers' computer systems located or formerly located on servers at the Carroll Facility or maintained in electronic format; provided, however, that Sellers shall be entitled to retain copies of any such materials which Sellers deem reasonably necessary for, and may use such copies solely in connection with, tax or accounting matters, or for the defense or prosecution of any action or claim;

     (h) all rights of Sellers pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the extent furnished to or on behalf of the Business; provided, however, that, to the extent a supplier furnishes goods or services to or on behalf of the Business as well as an Excluded Business, Purchaser shall, to the extent practicable, make such warranties, representations or guarantees available to the Sellers in connection with claims related to such Excluded Business, and provided further that, to the extent any Seller is required to indemnify Purchaser for any loss covered or potentially covered by any such express or implied warranty, representation or guaranty, such Seller shall retain the right to assert, and Purchaser shall, at Sellers' sole expense, assert, if applicable and to the extent practicable, such express or implied warranty, representation or guaranty;

     (i) all Sellers' trade accounts receivable and trade notes receivable of the Business in existence as of the Effective Time, whether recorded or unrecorded (the "Accounts Receivable");

     (j) to the extent Purchaser is able to realize any economic benefit or value, all Sellers' prepaid expenses, deposits and other current assets (other than those set forth in Section 2.2(a) below) relating to the Business in existence as of the Effective Time;

     (k) the Sellers' leases for real property listed on Schedule 2.1(k) (the "Transferred Leases"); and

     (l) subject to Section 6.16(a) below, the U.S. Employees (as defined in Section 4.13(a)(i)) listed on Schedule 6.16(a), and subject to Section 6.16(c)(i) below, the Non-U.S. Employees (as defined in Section
4.14(a)(i)).

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights (the "Excluded Assets") shall not be sold, assigned, transferred or conveyed to Purchaser hereunder, and such assets, properties and rights shall not be deemed Purchased Assets hereunder:

     (a) all cash (including without limitation cash overdrafts), bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities, but excluding any prepaid expenses and deposits relating to the Business;

     (b) all general corporate overhead services and assets set forth on
Schedule 4.18(c);

     (c) prepaid insurance premiums and all contracts of insurance (including any return of charges or premiums under retrospective rating plans) and all rights thereunder;

     (d) all intercompany receivables;

     (e) all Tax refunds (and credits) attributable to the Business for periods prior to the Effective Time that are not reflected on the Closing Balance Sheet;

     (f) all rights of Sellers under this Agreement;

     (g) any employee data which relates to employees of the Business who are not transferred to Purchaser pursuant to this Agreement or applicable law or which Sellers are prohibited by law or legal agreement from disclosing or delivering to Purchaser;

     (h) assets of employee benefit plans of Sellers except to the extent expressly provided herein;

     (i) all of Sellers' equity interests in, and, subject to Section 6.11 below, the right to engage in business activities through, any legal entity (including but not limited to any Subsidiary);

     (j) Ultrak's 72,000-square foot manufacturing facility (the "Carroll Facility") in Carroll (Columbus), Ohio;

     (k) all Sellers' leases for real property other than the Transferred
Leases;

     (l) Sellers' SAP computer software system;

     (m) Ultrak's 170,000-square foot headquarters facility in Lewisville, Texas (the "Lewisville Headquarters");

     (n) the Excluded Businesses, including all Excluded Intellectual Property and Shared Intellectual Property in connection therewith;

     (o) the Excluded Employment Contracts (as defined below in Section 3.2(b)) and the contracts, arrangements, licenses and commitments of the Sellers listed on Schedule 2.2(o) (collectively, the "Excluded Contracts");

     (p) except as expressly provided herein, all of the assets and liabilities of (i) Ultrak France, SA (f/k/a Groupe Bisset, S.A.), a French limited liability company, (ii) Security Procurement, B.V., a Dutch private limited liability company, (iii) Ultrak Europe, N.V., a Belgium limited liability company, (iv) Ultrak Benelux, N.V., a Belgium limited liability company, (v) Ultrak (Switzerland), S.A., a Swiss company, (vi) Security Procurement France, S.A., a French limited liability company, (vii) Security Warranty, Inc., a Texas corporation, (viii) Security Warranty BVI, Ltd., a British Virgin Islands company (ix) ABM Data Systems, Inc. and (x) Videosys Ltd., a United Kingdom private limited liability company;

     (q) the items listed on Schedule 2.2(q);

     (r) the Excluded Intellectual Property and the Shared Intellectual
Property;

     (s) the names "Ultrak" and "Ultrak, Inc.";

     (t) the corporate books and records and seals of the Sellers; and

     (u) all claims, rights, benefits and interests arising under or resulting from any Excluded Asset or Excluded Liability.

     2.3  Assignment of Purchased Assets.
          ------------------------------

     (a) Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment or attempted sale, conveyance, transfer or assignment of any Purchased Asset, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests"), would constitute a violation of any applicable law or such Interest is not capable of being sold, conveyed, transferred or assigned without any Consent which has not been obtained by (or does not remain in full force and effect as set forth on Schedule 4.10(a), at) the Effective Time, this Agreement shall not constitute a sale, conveyance, transfer or assignment thereof, or an attempted sale, conveyance, transfer or assignment thereof, unless and until such Interest (a "Retained Interest") can be sold, conveyed, transferred and assigned in accordance with Section 2.1 without such a breach or violation of law or such Consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with Section 2.1 and shall cease to be a Retained Interest; provided, however, that if such Retained Interest was included in the Reference Balance Sheet, the value of such Retained Interest shall be included in the Closing Balance Sheet for purposes of calculating the Closing Deficit and the Closing Surplus, as applicable.

     (b) To the extent that any Interest cannot be sold, conveyed, transferred or assigned without a breach or violation of law, or any of the Consents necessary to sell, convey, transfer or assign any Interest has not been obtained by (or does not remain in full force and effect as set forth on Schedule 4.10(a), at) the Effective Time, Sellers and Purchaser shall, while such Interest remains a Retained Interest, use their reasonable best efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Purchaser, and Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations and to the extent Purchaser would have been responsible therefor if there had been no such breach or violation of law, or such Consent had been obtained, and such Retained Interest had been transferred to Purchaser as of the Closing, (ii) enforce, at the request and expense of Purchaser, any rights of Sellers arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the advice of Purchaser).

     2.4 Without Recourse. The Purchaser acknowledges and agrees that all Accounts Receivable and other rights to payment from customers that will be transferred to the Purchaser pursuant to this Agreement will be transferred without any recourse to any Seller, except (i) as contemplated by Section
1.3 above, (ii) for the Purchaser's rights pursuant to Article VIII hereof (including without limitation with respect to Section 4.19 below) and (iii) for any Retained Liability.

     2.5 Settlement of Intercompany Accounts. On or prior to the Effective Time, the Sellers shall have settled, cancelled or otherwise terminated without further obligation all intercompany accounts payable, notes payable, trade payables, accounts receivable, notes receivable, and the like of or relating to the Business.

                                ARTICLE III
                 ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

     3.1 Assumed Liabilities. From and after the Effective Time, Purchaser shall, without any further responsibility of or recourse to Sellers, any of their Affiliates, or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for any and all Liabilities arising from or relating to the conduct of the Business or the ownership of the Purchased Assets after the Effective Time, except the Retained Liabilities, but including without limitation the following (the "Assumed Liabilities"):

     (a) all Liabilities related to the ownership, use, possession or condition of the Purchased Assets or operation or conduct of the Business arising after the Effective Time;

     (b) Sellers' obligations under the Transferred Contracts to be performed after the Effective Time;

     (c) Sellers' obligations under the Transferred Leases to be performed after the Effective Time;

     (d) all Liabilities related to the Business to the extent reflected or reserved for on Closing Balance Sheet;

     (e) all Liabilities of a nature and to the extent expressly assumed by the Purchaser pursuant to Section 6.16(d)(iv) below; and

     (f) all Liabilities for Taxes related to the ownership, use, possession or condition of the Purchased Assets or operation or conduct of the Business with respect to any period or part thereof commencing immediately after the Effective Time.

     3.2 Retained Liabilities. Sellers shall at all times, without any responsibility of or recourse to, Purchaser, any of its Affiliates or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably be and shall remain solely liable and responsible for any and all Liabilities to the extent arising from or relating to the conduct of the Business or the ownership of the Purchased Assets prior to the Effective Time (collectively the "Retained Liabilities") unless the terms of this Agreement explicitly state that such Liability or obligation shall transfer to or be the responsibility of Purchaser. The Retained Liabilities shall also include, without limitation:

     (a) all Liabilities related to the ownership, use, possession or condition of the Purchased Assets or operation or conduct of the Business to the extent arising from or relating to any action, omission, fact, matter, event or circumstance occurring before the Effective Time;

     (b) Except as otherwise expressly provided in Section 6.16 below, all Liabilities to any current or former employee of the Sellers and their dependents or beneficiaries relating to or arising (i) under any U.S. Plans or Non-U.S. Plans of the Sellers (as defined in Sections 4.13 and 4.14 below), (ii) out of the employment or termination of employment by any Seller or any Affiliate of any Seller of any such current or former employee of any Seller or any Affiliate of any Seller, (iii) out of the failure of any employee to accept the Purchaser's offer of employment in connection with the transactions contemplated by this Agreement and (iv) under all employment, consulting or other individual service contracts between any Seller and any U.S. Employee, Non-U.S. Employee or former employee thereof, including without limitation any retention agreements or loyalty or "stay" bonus arrangements (the "Excluded Employment Contracts");

     (c) all intercompany payables;

     (d) all Liabilities for Taxes related to the ownership, use, possession or condition of the Purchased Assets or operation or conduct of the Business with respect to any period or part thereof occurring prior to the Effective Time, or relating to the consummation of the transactions contemplated by this Agreement, except as expressly provided in Section
6.15 below;

     (e) all Liabilities for any design defect or product liability including, without limitation, by operation of applicable law, in connection with any product or good of the Business manufactured by or on behalf of Sellers prior to the Effective Time;

     (f) with respect to any product or good of the Business manufactured by or on behalf of Sellers prior to the Effective Time, (x) all product warranty Liabilities relating to the Business in excess of those reflected on the Closing Balance Sheet, and (y) all Liabilities for any product recall, product liability claim, express or implied representation, warranty contract or guarantee made or allegedly made or which is imposed or allegedly imposed, including without limitation by operation of applicable law;

     (g) all Liabilities arising out of or related to any violation or alleged violation of any Environmental Law by the Sellers, including any of their predecessors in interest;

     (h) all Liabilities resulting out of any violation or alleged violation by any Seller of any law relating or applicable to the ownership, use or possession of the Purchased Assets or operation or conduct of the Business prior to the Effective Time;

     (i) all Liabilities arising from any litigation, proceeding, consent order or investigation relating to the ownership, use or possession of the Purchased Assets or operation or conduct of the Business to the extent arising from or relating to any action, omission, fact, matter, event or circumstance occurring prior to the Effective Time;

     (j) all Liabilities under the Transferred Contracts, the Transferred Leases, and other commitments of Sellers constituting Purchased Assets (x) for which the Sellers received the benefit prior to the Effective Time or
(y) to the extent arising out of any breach thereof by any Seller prior to the Effective Time;

     (k) Other than with respect to the Sublease (as defined in Section 7.3(o) below), Sellers' Liabilities under the Excluded Contracts and any leases for real property other than the Transferred Leases;

     (l) Sellers' Liabilities under all contracts related to (i) Sellers' acquisition prior to the Effective Time of assets and equity interests of any business or business segment that are not Purchased Assets and (ii) Sellers' divestiture prior to the Effective Time of assets and equity interests of any business or business segment, in each case including but not limited to those contracts set forth on Schedule 3.2(l);

     (m) all Liabilities arising out of or relating to any infringement by any Seller of any intellectual property right or interest to the extent arising from or relating to any action, omission, fact, matter, event or circumstance occurring prior to the Effective Time, including without limitation all costs related to the investigation and defense of any past claims of infringement;

     (n) all indebtedness for borrowed money and capital lease obligations of the Business;

     (o) all Liabilities arising from any litigation, proceeding, consent order or investigation which arises from or relates to any action, omission, fact, matter, event or circumstance in connection with Sellers' sale to Bisset Technologie Systemes and Audio Club, respectively, of the Sellers' French closed circuit television inventory and the Sellers' French audio inventory, each in the year 2000, and the sale to Norbain SD ("Norbain") of the Sellers' UK closed circuit television inventory in the year 2000, including but not limited to any litigation or proceeding initiated by any of the employees dismissed in connection with such sales;

     (p) all Liabilities arising from (i) the Sellers' closure of the Carroll Facility and operations in Brussels, Belgium, including but not limited to any such Liabilities arising from the termination of any employees of the Sellers at such facility or location, and (ii) the Sellers' dismissal or termination of employment of any employee at any time prior to the Effective Time;

     (q) all Liabilities arising out of or relating to the violation or alleged violation by any Seller of any U.S. or foreign customs law; and

     (r) all Liabilities related to the ownership, use, possession or condition of the Excluded Assets.

     3.3 No Third Party Beneficiaries. The parties intend that Sections 3.1 and 3.2 set forth their mutual agreements, as between the Purchaser, on the one hand, and the Sellers, on the other, with respect to responsibility for certain Liabilities. Nothing in Sections 3.1 or 3.2 is intended to (a) benefit any third party (other than a permitted assignee under this Agreement) or (b) limit the right of the Purchaser and the Sellers to pursue rights and remedies against other Persons (including, without limitation, insurers, co-obligors and suppliers).

                                 ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers represent and warrant to the Purchaser as follows:

     4.1  Organization, Authority and Related Matters.
          -------------------------------------------

     (a) Each of the Sellers is a legal entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own the Purchased Assets, to operate the Business and to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Sellers, subject to receipt of the Stockholder Approval (as defined in Section 4.1(c) below). The Sellers are duly qualified to transact business in any jurisdiction where the ownership of the Purchased Assets and the conduct of the Business require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

     (b) The Board of Directors of Ultrak (the "Ultrak Board"), at a meeting duly called and held, duly and unanimously (by all members present) adopted resolutions (i) approving this Agreement and the transactions contemplated thereby, (ii) determining that the terms of this Agreement are fair to and in the best interests of Ultrak and its shareholders and (iii) subject to the terms of this Agreement, recommending that the Ultrak shareholders approve this Agreement. Such resolutions are the only resolutions necessary in order for the transactions contemplated by this Agreement to comply with Ultrak's charter and bylaws.

     (c) The only vote of holders of any class or series of Ultrak's capital stock necessary to approve and adopt this Agreement is the approval of this Agreement by the holders of a majority or more of the votes represented by the outstanding voting shares of Ultrak common stock and Series A Convertible Preferred Stock (the "Stockholder Approval"). The only vote of holders of any class or series of capital stock of any Seller other than Ultrak necessary to approve and adopt this Agreement is the approval of this Agreement by Ultrak or another wholly-owned subsidiary of Ultrak.

     (d) This Agreement has been duly executed and delivered by the Sellers, and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the United States (the foregoing clauses (i) and (ii), collectively, the "Enforceability Exceptions"). As of the Effective Time, each of the documents delivered by the Sellers at Closing pursuant to Section 7.3 hereof will have been duly and validly executed and delivered by the Sellers and will be enforceable against the Sellers in accordance with its terms, except to the extent of the Enforceability Exceptions.

     (e) Ultrak has taken all action necessary to render Section 203 of the Delaware General Corporation Law, as amended, inapplicable to the transactions contemplated by the Voting Agreement.

     (f) Schedule 4.1(f) sets forth a correct and complete list of (i) the current directors and executive officers of Ultrak and each Seller Subsidiary, and the amount of Ultrak common and preferred stock owned by each director and executive officer of Ultrak, (ii) the current holders of 5% or more of Ultrak's outstanding common stock and (iii) the holders of any class of Ultrak's preferred stock, and the amount of such stock owned by each of them.

     (g) Schedule 4.1(g) sets forth a correct and complete list of (i) the Seller Subsidiaries, (ii) the jurisdiction in which each Seller Subsidiary is incorporated or organized, (iii) each jurisdiction in which Ultrak and each Seller Subsidiary is or is required to be qualified or licensed to do business as a foreign Person, except where the failure to so qualify would not have a Material Adverse Effect, and (iv) the holders of the outstanding capital stock or other equity interests of each Seller Subsidiary.

     4.2  No Conflicts, Consents and Approvals, etc.
          -----------------------------------------

     (a) Except as set forth on Schedule 4.2(a), the execution, delivery and performance of this Agreement by the Sellers, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of the Sellers under:

          (i) any provision of the charter, by-laws or any other formative document of any Seller;

          (ii) any statute, rule or regulation or judgment, order or decree of any court or other Governmental Authority or Permit applicable to the Sellers or any of their properties or assets; or

          (iii) any contract, agreement, or other instrument to which any Seller is a party or by which any of their respective properties or assets may be bound,

except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of the Sellers to perform their obligations hereunder.

     (b) Except as set forth on Schedule 4.2(b), no Consent or filing with any Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings for
(i) a proxy or information statement (the "Proxy Statement") relating to the approval of this Agreement by Ultrak's stockholders, (ii) such reports (the "Exchange Act Reports") under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated thereby and (iii) Consents that, if not made or obtained, would not materially impair the ability of any Seller to perform its obligations hereunder.

     4.3 Title to Purchased Assets. Sellers have good and marketable title to the Purchased Assets and full legal right and power to transfer and deliver the Purchased Assets to Purchaser in the manner contemplated by this Agreement; upon delivery of the Purchased Assets against payment therefor pursuant to the terms of this Agreement, Purchaser will receive good and marketable title thereto, free and clear of all Liens.

     4.4  Financial Statements.
          --------------------

     (a) Schedule 4.4(a) sets forth (i) a combined statement of income of the Business and a combined balance sheet of the Business for the year ended December 31, 2001 and the six-month period ended June 30, 2002, together with the schedules thereto supporting carve-outs to Ultrak's audited financial statements and (ii) a combined balance sheet of the Business as of March 31, 2002, together with the schedules thereto supporting carve-outs to Ultrak's audited financial statements (hereinafter referred to as the "Reference Balance Sheet", and all financial statements referred to in this Section 4.4(a) hereinafter referred to as the "Business Financial Statements").

     (b) The Business Financial Statements have been prepared from the books and records of Ultrak and, except as disclosed on Schedule 4.4(a), have been prepared in accordance with GAAP and the terms of this Agreement, consistently applied. The Business Financial Statements present fairly in all material respects the financial condition, results of operations and the assets and liabilities of the Business in each case at the respective dates and for the respective periods indicated.

     4.5 Absence of Undisclosed Liabilities. With respect to the Business, the Sellers have no Liabilities of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, as of the date of this Agreement or as of the Effective Time, except (a) as set forth on
Schedule 4.5, (b) as disclosed or reserved against on the Reference Balance Sheet and (c) for Liabilities that were incurred in the ordinary course of business since June 30, 2002.

     4.6 Absence of Changes. Except as set forth on Schedule 4.6, other than in connection with the transactions contemplated by this Agreement, since December 31, 2001, the Business taken as a whole has been conducted in the ordinary course consistent with past practice, there has been no Material Adverse Effect, and no Seller has:

     (a) with respect to the Business incurred any material Liabilities, except Liabilities incurred in the ordinary course of business;

     (b) mortgaged, pledged or subjected to any Lien any of the Purchased Assets, except in the ordinary course of business;

     (c) incurred capital expenditures in excess of the total capital expenditure budget for the Business provided by the Sellers to Purchaser;

     (d) disposed or agreed to dispose of any of the Purchased Assets, except in the ordinary course of business;

     (e) canceled or forgiven any debts or claims of the Business;

     (f) materially increased the compensation of any officer of the Business, U.S. Employee or Non-U.S. Employee, other than (i) consistent with past practice or as required by any agreement in effect on the date of this Agreement, or (ii) to comply with applicable law;

     (g) made any change in any method of accounting or accounting practice with respect to the Business;

     (h) incurred any damage, destruction or other casualty, loss (whether or not covered by insurance) which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; or

     (i) entered into any agreement to take any of the actions described in clauses (a) through (h).

     4.7  Governmental Authorizations; Compliance with Law.
          ------------------------------------------------

     (a) With respect to the Business and the Purchased Assets, the Sellers are in material compliance with all applicable laws, rules, regulations, judgments, orders, decrees and Permits. Except as set forth on Schedule 4.7(a), since January 1, 2001, there have been no outstanding orders, judgments or decrees issued by, and no Sellers has received notice alleging any defaults or violations of law from, any Governmental Authority with respect to the Business or the Purchased Assets.

     (b) The Sellers hold all material Permits. Schedule 4.7(b) sets forth a list of all material Permits as of the date of this Agreement.

     (c) Except as set forth on Schedule 4.7(c), there are no pending or, to the Sellers' Knowledge, threatened, proceedings with any Governmental Authority that may result in the revocation, cancellation or suspension or any modification of any Permit.

     (d) Except as set forth on Schedule 4.7(d), all of the Permits are assignable and at the Closing will be assigned to Purchaser, and no Consents are required for such assignment.

     (e) The sale of the Purchased Assets and the Business hereunder will not result in a default under, or the termination of, any Permit.

     4.8 Litigation. Except as set forth on Schedule 4.8, since January 1, 2000, there has been no action, claim, suit or proceeding or as of the date hereof to the Sellers' Knowledge, threatened against any Sellers with respect to the Business and there is no investigation by any Governmental Authority pending or, to the Sellers' Knowledge, threatened against any Seller with respect to the Business.

     4.9  Real Property.
          -------------

     (a) Schedule 4.9(a) lists all real property leased by any Seller in connection with the Business (the "Leased Real Property") and all real property leases and subleases relating to the Leased Real Property (the "Leases"). None of the Sellers owns any real property used in connection with the Business, except for the Carroll Facility.

     (b) The Leased Real Property, together with easements appurtenant to such real property, include all of the real property used or held for use in connection with or otherwise required to carry on the Business taken as a whole, except for the Lewisville Headquarters and the Carroll Facility.

     (c) The Sellers have a valid leasehold estate in each of the Transferred Leases, in each case free and clear of all Liens.

     (d) The Sellers have delivered to the Purchaser correct and complete copies of the Transferred Leases. Except as set forth on Schedule 4.9(d):

          (i) each Transferred Lease is a legal, binding and enforceable obligation against the applicable Seller, and no Seller is, and to the Sellers' Knowledge, no other party is, in default in any material respect under any such Transferred Lease;

          (ii) each Transferred Lease grants the tenant under such Transferred Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder;

          (iii) the Sellers enjoy peaceful and undisturbed possession under the Transferred Leases;

          (iv) no condition exists which with notice or lapse of time or both would constitute a default by any Seller under any Transferred Lease;

          (v) except for Permitted Liens, no Seller has subleased, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its interests or any portion thereof in the Transferred Leases; and

          (vi) except for the required Consents of the landlords and lessors described on Schedule 4.9(d), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Business to use any of the premises demised under the Transferred Leases or give rise to a right of any party thereto to cancel, modify, amend, accelerate or terminate.

     (e) No Seller has received written notice of any material proceeding in eminent domain or other similar proceeding materially affecting any premises demised under any Transferred Lease. There exists no material writ, injunction, decree, order or judgment outstanding (i) relating to the lease, use, occupancy or operation by any Person of the premises demised under the Transferred Leases or (ii) to the Sellers' Knowledge, relating to the ownership of the premises demised under the Transferred Leases.

     (f) To the Sellers' Knowledge, the premises demised under the Transferred Leases and the operations of the Business on such properties do not violate in any material respect any applicable building code, zoning requirement or classification. To the Sellers' Knowledge, the use and operation of such properties in the conduct of the Business, as currently conducted, do not violate in any material respect any instrument of record or agreement affecting such property. There is no material violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority (i) that affects the operation, use or occupancy of the premises demised under the Transferred Leases or (ii) to Sellers' Knowledge, that affects the properties or ownership of the premises demised under the Transferred Leases. There is no pending planning application, planning appeal or other planning proceedings in respect of the premises demised under the Transferred Leases which is likely to adversely affect such properties. There is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the premises demised under the Transferred Leases or any access thereto or for the alternation, construction or improvement of any road, underpass, elevated road, footbridge, dual carriageway or flyover upon or adjoining or passing within 200 meters of such properties or any access thereto. The buildings and other structures on such properties are in good and substantial repair and are fit for the purposes for which they are presently used.

     4.10 Contracts.
          ---------

     (a) Schedule 4.10(a) lists all agreements, contracts, purchase orders and commitments of the following types to which any Seller is a party or by which any Seller or any of its Purchased Assets is bound as of the date of this Agreement relating to the Business (other than Leases, IP License Agreements and labor or employment-related agreements, which are provided for in Sections 4.9, 4.11, 4.13 or 4.14, respectively) (collectively, the "Contracts"):

          (i) loan agreements, notes, mortgages, indentures, security agreements, or guarantees of the obligations of a third party or Affiliate;

          (ii) joint venture and limited partnership agreements relating to the Business;

          (iii) contracts and other instruments and arrangements for the purchase by any Seller of materials, supplies, products or services, and contracts, agreements and other instruments in connection with the Business or arrangements for the sale or provision by any Seller of materials, supplies, products or services in connection with the Business (including, distribution and marketing agreements), in each case, (A) not terminable on notice of 120 days or less without penalty, and (B) under which the amount that would reasonably be expected to be paid or received by any Seller exceeds $100,000 per annum or $1,000,000 in the aggregate;

          (iv) contracts prohibiting or restricting any Seller's use of the Purchased Assets or conduct of the Business to compete with any Person, engage in any business or operate in any geographical area;

          (v) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by any Seller of any of the Purchased Assets (other than in the ordinary course of business), in each case (A) which was entered into by any Seller after January 1, 1999, or (B) under which any Seller has any ongoing indemnification or other material obligations;

          (vi) any contract entered into other than in the ordinary course of business involving aggregate payments in excess of $100,000, to be made by or to any Seller in connection with the Business after the date of this Agreement;

          (vii) contracts of the Sellers pertaining to the Business or the Purchased Assets with any Affiliate of the Sellers or any of their officers, directors, shareholders or members;

          (viii) contracts of any Seller with any sales representatives or distributors who perform services in connection with the Business;

          (ix) settlement agreements to which any Seller is a party entered into in connection with the conduct of the Business or the ownership of the Purchased Assets;

          (x) guaranteed sale, consignment or volume rebate contracts; and

          (xi) contracts that are or could be material to the Business.

     (b) The Sellers have delivered to the Purchaser complete and correct copies of the Contracts as in effect on the date of this Agreement.

     (c) Each Contract is a legal, binding and enforceable obligation, and no Seller is, and to the Sellers' Knowledge, no other party to any Contract is, in default in any material respect under any such Contract, other than as disclosed on Schedule 4.10(c).

     (d) No condition exists which with notice or lapse of time or both would constitute a material default by any Seller under its respective Contracts.

     (e) Except as set forth on Schedule 4.10(e), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights or benefits under the Contracts or give rise to a right of any party thereto to cancel, modify, amend, accelerate or terminate, nor will such consummation require the Consent of any third party in respect of any Contract.

     4.11 Intellectual Property.
          ---------------------

     (a) Schedule 4.11(a)(i) sets forth for the Transferred Intellectual Property, and Schedule 4.11(a)(ii) sets forth for the Shared Intellectual Property, a complete and accurate list as of the date of this Agreement of all U.S. and foreign: (i) patents, patent applications, invention registrations and invention disclosures; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and common law trademarks; (iii) copyright registrations and applications; and (iv) all trade secrets, technology and software that are material to the Business (but not including commercial off-the-shelf software used in the ordinary course).

     (b) Schedule 4.11(b) lists as of the date of this Agreement all agreements relating to any Transferred Intellectual Property to which any Seller is a party or is otherwise bound (collectively, the "IP License Agreements").

     (c) Schedule 4.11(c) lists as of the date of this Agreement all agreements relating to any Shared Intellectual Property to which any Seller is a party or is otherwise bound (collectively, the "Nonexclusive Third Party License Agreements").

     (d) The Sellers own all right, title and interest in and to the Transferred Intellectual Property and the Shared Intellectual Property, free and clear of all Liens.

     (e) Except as set forth in Schedule 4.11(e):

          (i) no claims, or threats of claims, have been asserted by any third party against any Seller related to the use in the conduct of the Business of such third party's intellectual property rights or challenging or questioning the validity or effectiveness of any IP License Agreement or Nonexclusive Third Party License Agreement;

          (ii) to the Sellers' Knowledge, the use of the Transferred Intellectual Property and the Shared Intellectual Property in the conduct of the Business does not infringe, misappropriate or violate any intellectual property rights of any third party, and no Seller has any obligation to indemnify any third party for any claims of any such infringement, misappropriation or violation;

          (iii) no claims, demands or proceedings are pending charging any third party with infringement, misappropriation, dilution or violation of any Transferred Intellectual Property or Shared Intellectual Property owned by any Seller, and to the Sellers' Knowledge, no third party is misappropriating, infringing, diluting or violating any Transferred Intellectual Property or Shared Intellectual Property owned by any Seller;

          (iv) no Seller has received any written claim from a third party asserting that Sellers are not the sole and exclusive owners of all right, title and interest in the Transferred Intellectual Property or Shared Intellectual Property;

          (v) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict any rights of any Seller in and to any Transferred Intellectual Property or Shared Intellectual Property;

          (vi) each IP License Agreement and Nonexclusive Third Party License Agreement is a valid and binding obligation of the applicable Seller that is a party thereto, enforceable in accordance with its terms, and to the Sellers' Knowledge no event or condition has occurred that will result in a violation or breach of, or constitute a default by any Seller under any such license agreements;

          (vii) no condition exists which with notice or lapse of time or both would constitute a default by any Seller under any IP License Agreement or Nonexclusive Third Party License Agreement;

          (viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Business to own or use any of the Transferred Intellectual Property or Shared Intellectual Property that is material to the Business or give rise to a right of any party to any IP License Agreement that is material to the Business to cancel, modify, amend, accelerate or terminate any such IP License Agreement that is material to the Business, nor will such consummation require the Consent of any third party in respect of any Transferred Intellectual Property or Shared Intellectual Property;

          (ix) (A) to the Sellers' Knowledge, none of the know-how relating to the Business, the value of which to Sellers is contingent upon maintenance of the confidentiality thereof, has been disclosed by Sellers or any of their Affiliates to any Person other than employees, representatives and agents of Sellers, and (B) all such employees, representatives and agents of Sellers are bound by written confidentiality agreements substantially in the form previously disclosed to Purchaser; and

          (x) none of the Nonexclusive Third Party License Agreements prohibits Sellers from providing Purchaser and its Affiliates with a sublicense of the Intellectual Property licensed to Sellers pursuant to the Shared IP License Agreement.

     4.12 Taxes. Except as set forth on Schedule 4.12:
          -----

         (a) All Returns required to be filed by or with respect to the Sellers prior to the Effective Time, to the extent relating to the Business, have been (or will have been prior to the Effective Time) filed in a timely manner (taking into account all extensions of due dates), and such Returns were or shall be accurate and complete in all material respects as of the time of filing.

         (b) Sellers have paid or caused to be paid, or will pay or cause to be paid, all Taxes required to be paid with respect to the Business with respect to periods ended before the Effective Time, whether such payment is due prior to or after the Effective Time.

         (c) All Employment and Withholding Taxes required to be withheld or paid prior to the Effective Time have (or by the Effective Time will have) been duly paid to the proper Governmental Authority or properly set aside in accounts for such purpose, except as would be immaterial.

         (d) There are no actions, proceedings, claims or investigations pending or, to the Sellers' Knowledge, threatened against any Seller (in relation to the Business) which action, proceeding, claim or investigation would be relevant to the Tax position or reporting requirements of the Business after the Effective Time, nor are there any matters which are the subject of written correspondence between any Seller (in relation to the Business) and any Governmental Authority regarding or relating to claims for additional Taxes, proposed or assessed penalties, interest or deficiencies which would be relevant to the Tax position or reporting requirements of the Business after the Effective Time.

         (e) No waiver or extension of any time period or applicable statute of limitations with respect to the assessment or payment of Taxes in any jurisdiction has been (or, as of the Effective Time, will have been) granted or agreed to by or on behalf of any Seller.

         (f) None of the Purchased Assets is subject to any encumbrance in favor of any Governmental Authority arising as a result of failure (or alleged failure) to pay any Taxes.

         (g) With respect to the conduct of the Business during any period or part thereof ending before the Effective Time, there will be no income after the Effective Time realized or recognized by Purchaser on account of a Code Section 481 adjustment, installment sales, income that economically accrued before Closing, or Subpart F or Section 956 of the Code.

          (h) There is no tax-exempt use property as defined by Section 168(h) of the Code.

          (i) There are no safe harbor leases as defined by Section 168(f)(8) of the Code.

          (j) The Purchaser will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Purchased Assets to the Purchaser under this Agreement.

          (k) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G.

     4.13 Employment and Benefits, etc.
          ----------------------------

     (a) Schedule 4.13(a) sets forth a true, correct and complete list of the following:

                    (i) all arrangements, written or oral, which compel the
               employment of any person in the status of "employee" by any Seller with respect to the Business who is principally employed in the United States ("U.S. Employees");

                    (ii) separately by location, the names, job titles and
               current salary or wage rates of all of the U.S. Employees and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 2001 calendar year and estimated for the 2002 calendar year; and

                    (iii) separately by location, the names, job titles and
               current salary or wage rates of all independent contractors, including any consultants, and leased employees who principally perform services for the Business in the United States.

     (b) Except as set forth on Schedule 4.13(b), (i) there have been no union organizing efforts with respect to the Business in the United States conducted within the last five years and there are none now being conducted; (ii) during the five years prior to the date of this Agreement there has not been, nor, to the Sellers' Knowledge, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to, or affecting, the Business in the United States;
(iii) no U.S. Employee is represented by any union or other labor organization; (iv) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination, which is pending with any governmental agency or commission or, to the Sellers' Knowledge, threatened against any Seller relating to any of the U.S. Employees; and
(v) there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any U.S. Employee. Sellers have provided Purchaser with copies of any collective bargaining agreement or other agreement with any union or other labor organization representing any U.S. Employee.

     (c) None of the Purchased Assets is subject to a lien under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code.

     (d) To the Sellers' Knowledge, no event has occurred and no condition exists that could reasonably be expected to subject Purchaser or any of its employees, officers, directors, agents or affiliates to any tax, fine, penalty or other liability (including, but not limited to Title IV of ERISA) arising under, or with respect to, any employee benefit plan, arrangement or policy (whether or not written and whether or not subject to ERISA), including, without limitation, (i) any stock option, stock purchase, stock award, retirement, early retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, retirement or termination indemnity, employee loan, educational assistance plan, policy or arrangement, and (ii) any employment, indemnification, consulting or severance agreement, in each case, maintained or contributed to by Sellers for any current or former U.S. Employee (collectively, the "U.S. Plans"). For purposes of the preceding sentence, a U.S. Plan includes any such plan, arrangement or policy of any entity that is, during the five (5) year period immediately preceding the Effective Time, or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, any Seller as set forth in Section 414(b), (c) or (m) of the Code.

     (e) No U.S. Plan is a "multiemployer plan" within the meaning of
Section 3(37)(A) of ERISA, and Sellers do not have any outstanding liability with respect to any such plan (contingent or otherwise).

     4.14 Employment and Benefits for Non-U.S. Employees.
          ----------------------------------------------

     (a) Employment. Schedule 4.14(a) sets forth a true, correct and complete list of the following:

     (i) separately by location, the total number of employees who are engaged wholly or mainly in the Business outside the United States ("Non-U.S. Employees");

     (ii) separately by location, the names, dates of birth, job titles, grade, dates of commencement of employment and (if different) dates of commencement of continuous employment, sex, notice period, current salary or wage rates of all of the Non-U.S. Employees and their hourly or yearly salary, together with a summary of all other benefits relevant to the Non-U.S. Employees (whether contractual or not), the particulars of any collective agreement affecting the terms and conditions of each Non-U.S. Employee, and any other information required by law to be included in written particulars of employment;

     (iii) separately by location, the names of any Non-U.S. Employees who are on maternity or paternity leave or absent on the grounds of disability or other long-term leave of absence, or who have or may have a statutory, contractual or other right to return to work in the Business or a right to be reinstated or re-engaged in a job in connection with the Business;

     (iv) the complete terms of each contract of employment of each Non-U.S. Employee entitled to salary at a rate, or at an average annual rate over the last three financial years, in excess of USD$75,000 a year (or local equivalent);

     (v) separately by location, the names, job titles and current fees of all independent contractors or consultants performing services for the Business outside the United States as well as the complete terms of all agreements with such contractors or consultants;

     (vi) separately by location, the names, job titles of any fees paid in relation to any seconded or agency workers performing services for the Business outside the United States, as well as the complete terms of all agreements relating to such secondees or agency workers;

     (vii) Where any Non-U.S. Employee has been continuously absent from work for a period in excess of one month, the reason for the absence and the likely future duration of such absence;

     (viii) any agreement or arrangement with any Non-U.S. Employee concerning the making of any payment or the provision of any benefit on the proposed or actual suspension or termination of employment, or retirement; and

     (ix) particulars of any redundancy or severance plans relevant to any Non-U.S. Employee, whether contractual or not.

     (b) The Non-U.S. Employees will be the only employees whose contracts of employment will be transferred to Purchaser as a result of the Purchaser acquiring the Business.

     (c) All Non-U.S. Employees are at the date of this Agreement employed by a Seller and all employees who were employed in the Business at any time during the past 12 months but are no longer so employed were employed by a Seller.

     (d) Except as set forth on Schedule 4.14(d), there is no contract of employment with a Non-U.S. Employee, agreement with an independent contractor or consultant, or agreement in relation to any agency workers or secondees which cannot be lawfully terminated by 12 weeks' or less notice (or a payment in lieu of notice for a period not exceeding 12 weeks) without giving rise to any claim for damages or compensation except for any statutory claim (other than a breach of contract claim brought in an industrial tribunal).

     (e) Except as set forth on Schedule 4.14(e), except in the ordinary course of business and consistent with past policy or procedure, no change, variation or amendment to, or purported change, variation or amendment to any term or condition of employment of, or remuneration or benefit receivable by, any Non-U.S. Employee has been made in the period of 12 months preceding the date of this Agreement.

     (f) No Non-U.S. Employee has given notice which has not yet expired terminating his or her employment or will be entitled to give notice as a result of this Agreement.

     (g) Except as set forth on Schedule 4.14(g), there are no terms of any contract with any Non-U.S. Employee, contractor or consultant, or in relation to any agency worker or secondee which provide that a change in control (however defined) shall entitle a party to the contract to claim breach of contract, or shall entitle it to any payment or other benefit.

     (h) The Non-U.S. Employees constitute sufficient employees to carry on the Business in the Non-U.S. Jurisdictions immediately following the Effective Time.

     (i) Except to the extent that they have been accounted for in the Closing Balance Sheet, no liability (which has not been discharged and which may be incurred by Purchaser as a result of acquiring the Business) has arisen or may arise out of or in connection with:

          (i) the prospective employment of any person in connection with the Business;

          (ii) the employment or termination of employment of any Non-U.S. Employee or any employee formerly employed by the Seller in the Business outside the United States ("Former Non-U.S. Employee"); and

          (iii) the engagement or termination of engagement of any current or former contractors, consultants, agency workers or secondees;

     in each case including, but not limited to, liability for redundancy payments, compensation for failure to inform and consult with employees, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for reinstatement or re-engagement, compensation for any form of unlawful discrimination, breach of parental rights (however defined) or equal pay under any applicable laws, and claims arising out of any breach of any obligation owed to a labor organization (including but not limited to any works council, European Works Council, staff association or trade union).

     (j) Except as set forth on Schedule 4.14(j):

          (i) there have been no union organizing efforts with respect to the Business conducted within the last five years and there are none now being conducted;

          (ii) during the five years prior to the date of this Agreement there has not been, nor, to the Sellers' Knowledge, is there now or now threatened, a strike, work stoppage, work slowdown or other material labor dispute (including but not limited to any claim for statutory recognition by any trade union) with respect to, or affecting, the Business;

          (iii) no Non-U.S. Employee is represented by any union or other labor organization;

          (iv) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination, which is pending with any governmental agency or commission or, to the Sellers' Knowledge, threatened against any Seller relating to any of the Non-U.S. Employees; and

          (v) except in the ordinary course of the Business consistent with past practice or pursuant to a written employment agreement described on Schedule 4.14(d), there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any Non-U.S. Employee.

         (k) Sellers have provided Purchaser with copies of any collective bargaining agreement or other agreement with any labor organization (including but not limited to, any works council, European works council, staff association or trade union) representing or entitled to represent any Non-U.S. Employee and there are no unwritten agreements or arrangements with same.

         (l) Sellers have maintained current, adequate and suitable records regarding the service of each Non-U.S. Employee (including, but not limited to, details of terms of employment, payments of statutory sick pay and statutory maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions) and regarding the termination of employment of each Former Non-U.S. Employee.

         (m) Schedule 4.14(m) sets forth a true, correct and complete list of all the employee benefit plans, arrangements or policies (whether or not written) under which the Sellers make or could become liable to make payments for providing, any retirement, early retirement, pension, deferred compensation, life insurance, dependent care, disability, fringe benefit, severance pay, retirement or termination indemnity benefits for any Non-U.S. Employee, Former Non-U.S. Employee or Mr. Claude Juriens (collectively, the "Non-U.S. Plans"). No proposal has been announced to establish any other plan, arrangement or policy for providing such benefits and the Sellers do not provide and have not promised to provide any such benefits except under the Non-U.S. Plans.

     (n) Schedule 4.14(n) contains copies of all agreements, deeds, declarations, insurance contracts, employee booklets and announcements and other relevant documents creating or otherwise relating to the Non-U.S. Plans and complete, accurate and up to date membership data with respect to each of the Non-U.S. Plans with all particulars relevant to the interests of the members in the Non-U.S. Plans and necessary to establish their entitlements to benefits.

     (o) The documents and data referred to in 4.14(n) contain details of all benefits payable under the Non-U.S. Plans and the circumstances in which such benefits are payable. None of these benefits are paid under a discretionary power. No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Non-U.S. Plans.

     (p) Schedule 4.14(p) contains a true and complete copy of the most recent actuarial valuation in respect of each of the Non-U.S Plans where there is a legal requirement to have an actuarial valuation.

     (q) The Non-U.S Plans are in compliance with and have been managed in accordance with their terms and with all applicable laws, regulations and government taxation or funding requirements and have since the date of commencement of the Non-U.S. Plans been in compliance with and have been managed in accordance with their terms and with all applicable laws, regulations and government taxation or funding requirements. In particular, but without limitation, the Sellers are not aware of any failure to comply with any applicable law, regulation or requirement, or any other circumstance, which would or might result in the loss of tax approval or qualification of any of the Non-U.S. Plans.

     (r) The assets of each Non-U.S. Plan or the provisions made by the Sellers for the liabilities under each Non-U.S. Plan are sufficient to discharge all benefits (whether or not yet payable) under each Non-U.S. Plan. Each of the Non-U.S. Plans is fully financed or provided for on a projected benefit obligation basis as determined under Financial Accounting Standard No. 87, No. 106 or 112 basis (or accounting principles consistent with such Financial Accounting Standards in the event such Standards are not applicable to any such Non-U.S. Plan).

     (s) None of the Sellers has any outstanding liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to any of the Non-U.S. Plans or any mandatory arrangement under any public law, statute or regulation or under an mandatory collective bargaining arrangement to which any of the Sellers contribute.

     (t) Schedule 4.14(t) sets out the rate at which the contributions to the Non-U.S. Plans are being paid, the basis on which they are calculated and whether they are paid in advance or in arrears.

     (u) Except as set forth on Schedule 4.14(u), the sale contemplated by this Agreement will not trigger any termination or severance payment obligations to any Non-U.S. Employee of the Sellers.

     (v) Between the date hereof and the Effective Time, no U.S. Employee or Non-U.S. Employee will be granted further share options or awards under any of the Sellers' stock incentive, stock option, stock purchase, stock award or other incentive granted prior to the Effective Time or participate in any grant under any stock incentive, stock option, stock purchase or stock award or other incentive implemented by the Sellers between the date hereof and the Effective Time.

         4.15     Environmental Matters.
                  ---------------------

            (a)   Except as set forth on Schedule 4.15:

                    (i) the Sellers are and for the preceding five years
               have been in material compliance with all applicable Environmental Laws;

                    (ii) the Sellers have obtained and are in material
               compliance with all permits and authorizations required under applicable Environmental Laws ("Environmental Permits") and have made all appropriate filings for issuance or renewal of such Environmental Permits;

                    (iii) there are no pending or, to the Sellers'
               Knowledge, threatened claims, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings, notices of violation, alleged violation, non-compliance, liability or potential liability (including, without limitation, notices that any of Sellers, Sellers' Subsidiaries or predecessors, the Business or the Purchased Assets is or may be a potentially responsible party or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), in each case with respect to the Sellers, the Sellers' Subsidiaries or predecessors, the Business or the Purchased Assets, arising under or relating to any Environmental Laws;

                    (iv) no judicial proceeding or governmental or
               administrative action is pending or, to the Sellers' Knowledge, threatened under any applicable Environmental Law pursuant to which any Seller or any Subsidiary or predecessor of any Seller, has been named as a party;

                    (v) no Seller, nor any Subsidiary or predecessor of any
               Seller, has entered into any agreement with any Governmental Authority or other third party pursuant to which any Seller, or any Subsidiary or predecessor of any Seller, has assumed responsibility for the remediation of any condition resulting from the release or threatened release of Hazardous Substances;

                    (vi) there has been no release by Sellers, including
               any of their predecessors in interest, during the operation of the Business of any Hazardous Substances at, on, or about, under or within any of the Leased Real Property (other than pursuant to and in accordance with Environmental Laws or Environmental Permits held by the Sellers or any of their Subsidiaries or predecessors);

                    (vii) to the Sellers' Knowledge, there are no past or
               present conditions, events, circumstances or practices that may: (A) interfere with or prevent continued material compliance by the Leased Real Property with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any material liability or other obligation under any Environmental Laws, or (C) form the basis of any material claim, action, suit, proceeding, hearing, investigation, inquiry or lien against or involving the Leased Real Property based on or related to any Environmental Law; and

                    (viii) none of the Sellers nor any of their
               Subsidiaries or predecessors, has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location in violation of any Environmental Laws or at any place listed on the National Priorities List or any foreign, state or local list or registry of contaminated sites.

     (b) All environmental site assessments, compliance audits and similar environmental reports relating to environmental conditions of the Leased Real Property have been delivered to the Purchaser.

     (c) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the sole representations and warranties regarding environmental matters are set forth exclusively in this Section 4.15 and no other representation in this Article IV shall be deemed to cover environmental matters.

     4.16 Suppliers and Customers. Schedule 4.16 sets forth the ten largest suppliers and ten largest customers of the Business based on aggregate value of products and services purchased or supplied, as the case may be, for the annual period ended June 30, 2001 and for the annual period ended June 30, 2002. To the Sellers' Knowledge, none of such ten largest suppliers or customers of the Business has ceased, or given notice to any Seller of any intention to cease, to supply or purchase products and services from the Business.

     4.17 Personal Property. Sellers' Personal Property has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

     4.18 Sufficiency of Assets; Intercompany Services.
          --------------------------------------------

     (a) The Purchased Assets constitute all of the assets used, developed or held for use in the Business except for (i) the Excluded Assets and (ii) dispositions in the ordinary course of business and are sufficient to permit Purchaser to conduct the Business after the Effective Time substantially as conducted by Sellers prior thereto.

     (b) All of the Purchased Assets used, developed or held for use in the business activities conducted as of the date hereof by the Seller
Subsidiaries are either included in the CCTV Business or owned by the Seller Subsidiaries.

     (c) Except as set forth on Schedule 4.18(c) and except for payments under an individual's compensation arrangements with Sellers, none of the officers, directors or other Affiliates of Sellers or members of their families is (or during the past thee (3) years has been) a party to any agreement, understanding, or transaction with, or has provided any material services (including the corporate offices of the Sellers) to or received any material services from any Seller or is (or during the past three (3) years has been) directly or indirectly interested in any material contract or transaction with any Seller. No Seller has guaranteed or assumed any obligations of its respective officers, or directors or other Affiliates or members of any of their families.

     4.19 Accounts Receivable. All Accounts Receivable reflected on the books and records of the Business, and which will be reflected on the Closing Balance Sheet, represent or will represent valid obligations arising from sales made or services performed by the Business in the ordinary course of business and, to Sellers' Knowledge, are not subject to any offset (other than the reserve to be set forth on the Closing Balance Sheet).

     4.20 Foreign Corrupt Practices Act. No Seller has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments in connection with the conduct of the Business. To Sellers' Knowledge, with respect to the Business, no Seller has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any Person that such Seller knows or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that such Seller has violated the Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable rules and regulations promulgated thereunder. There is not now nor has there ever been any employment with respect to the Business by any Seller of any governmental or political official in any country while such official was in office.

     4.21 Product Liability. Except as disclosed on Schedule 4.21, there are no existing or, to the Sellers' Knowledge, threatened product liability or other similar material claims against any Seller for products or services of the Business which are defective. No Seller has received any statements, citations or decisions or orders by any Governmental Authority stating that any product manufactured, sold, designed, marketed or distributed at any time by the Business ("Products"), is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority. Except as set forth on Schedule 4.21, there is no material latent or overt design, manufacturing or other defect in any Product. None of the Products has been subject to recall. All Products sold by the Business comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including, without limitation, consumer product, manufacturing, labeling, quality and safety laws of the United States and each state in which the Business sells the Products and each other jurisdiction (including foreign jurisdictions) in which the Business sells the Products.

     4.22 Insurance. The physical properties relating to the Business and the other Purchased Assets are insured to the extent disclosed on Schedule
4.22. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Sellers are in compliance in all material respects with the terms thereof. To the Sellers' Knowledge, such insurance is adequate and customary for the Business and is sufficient for compliance with all requirements of applicable laws. No notice of cancellation or non-renewal of any such policies or binders has been received by any Seller, nor, to the Sellers' Knowledge, is any cancellation or non-renewal threatened.

     4.23 Equity and Debt Interests. Except as set forth on Schedule 4.23, the Purchased Assets do not include any equity or debt interest in any domestic or foreign legal entity.

     4.24 Solvency. Each of Sellers is, as of the date of this Agreement, solvent and will be solvent immediately following the consummation of the transactions contemplated by this Agreement.

     4.25 Brokers. Other than as set forth on Schedule 4.25, all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person acting on behalf of any Seller. Sellers have not (and as of the Effective Time, will not have) incurred or become liable for any brokerage or finders commission, fee or similar compensation for which the Purchaser shall be liable in connection with the negotiations relating to this Agreement and the transactions contemplated thereby.

     4.26 Information Supplied. None of the information supplied or to be supplied by the Sellers for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Ultrak's shareholders or at the time of the Stockholders Meeting (as defined in Section 6.2(b) below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Sellers with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser for inclusion or incorporation by reference therein.

     4.27 SEC Documents; Undisclosed Liabilities. Ultrak has filed all reports, schedules, forms, statements and other documents (other than reports on Schedule 13D or Schedule 13G) required to be filed by it with the SEC since January 1, 1999 (together with and giving effect to any amendments, supplements and exhibits thereto and information incorporated by reference therein, the "SEC Documents"). As of its respective date, except as supplemented or amended prior to the date of this Agreement, each SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.28 Fairness Opinion. Ultrak has received the written opinion of Frost Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Sellers in connection with the transactions contemplated by this Agreement is fair from a financial point of view to the stockholders of Ultrak, a signed copy of which opinion has been or promptly will be delivered to the Purchaser.

     4.29 Fixed Assets. All material fixed Purchased Assets of the Business are set forth on Schedule 4.29.

     4.30 Norbain. No provision of the Ultrak Original Equipment
Manufacturing/Supplier Agreement between Diamond Electronics, Inc. (predecessor of Ultrak Ohio, Inc.), Ultrak Operating, L.P. and Norbain SD Limited dated June 13, 2000 will prohibit the Purchaser or any of its Affiliates from selling Maxpro products in the United Kingdom after Closing.

                                 ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

     5.1  Corporate Status and Authority.
          ------------------------------

     (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

     (b) This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except for the Enforceability Exceptions. As of the Effective Time, each of the documents delivered by Purchaser at Closing pursuant to Section 7.2 hereof will have been duly and validly executed and delivered by Purchaser and will be enforceable against Purchaser in accordance with its terms, except to the extent of the Enforceability Exceptions.

     5.2  No Conflicts.
          ------------

     (a) The execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated by this Agreement, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of the Purchaser, under:

               (i) any provisions of any of the charter, by-laws or other organization document of the Purchaser;

               (ii) any statute, rule or regulation or judgment, order, decree, license, permit or other authorization of any court or other Governmental Authority applicable to the Purchaser or any of its properties or assets; or

               (iii) any contract, agreement, or other instrument to which the Purchaser is a party or by which its properties or assets may be bound,

except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of the Purchaser to perform its obligations under this Agreement.

     (b) No Consent of or filing with any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except (i) the Exchange Act Reports and
(ii) Consents which, if not made or obtained, would not impair the ability of the Purchaser to perform its obligations under this Agreement.

     5.3 Financial Ability to Perform. The Purchaser has, and will have at the Closing, available cash or existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     5.4 Litigation. There is no action, claim, suit or proceeding pending or, to the Purchaser's knowledge, threatened, and there is no investigation pending or, to the Purchaser's knowledge, threatened, in each case, by or before any Governmental Authority, that would reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

     5.5 Information Supplied. None of the information supplied, or to be supplied, in writing by the Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Ultrak's shareholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person retained by the Purchaser in such manner as to give rise to any valid claim against the Sellers or any of the Sellers' Affiliates for any brokerage or finder's commission, fee or similar compensation.

                                 ARTICLE VI
                             CERTAIN COVENANTS

     6.1 Conduct of Business. From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as described in Schedule 6.1 or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers shall:

     (a) carry on the Business in the ordinary course consistent with past practices, and use commercially reasonable efforts to preserve intact the Business, to keep available (subject to the restrictions set forth in Sections 6.1(m), (n) and (o) below) the services of the current officers of the Business, U.S. Employees and Non-U.S. Employees, and to preserve the relationships with customers, suppliers and others having material business dealings with the Business;

     (b) utilize the Purchased Assets in the ordinary course consistent with past practice;

     (c) not sell, pledge, dispose of, encumber or otherwise grant any right in any of the Purchased Assets, except (i) in the ordinary course of business and (ii) for Permitted Liens;

     (d) with respect to the Business, continue to meet their contractual obligations and to pay such obligations in all respects as they mature, and to pay all of its accounts payable, in each case on a timely basis in the ordinary course;

     (e) with respect to the Business, maintain in full force and effect all presently existing insurance coverage, or insurance comparable to such existing coverage, to the extent such coverage is reasonably available;

     (f) notify the Purchaser of the occurrence of any event or the existence of any condition which could reasonably be expected to result in
(i) a breach of a representation or warranty made by Sellers under this Agreement or (ii) a Material Adverse Effect;

     (g) not allow the lapse of any of the rights of ownership of Intellectual Property (other than solely due to the expired term of any applicable agreement) or to the Sellers' Knowledge allow by act or failure to act use by a third party of any Intellectual Property rights which are material to the Business;

     (h) with respect to the Business, not without the Purchaser's prior written consent enter into or amend any lease, license agreement or contract (i) outside of the ordinary course of business, (ii) involving aggregate payments by any Seller in excess of $100,000 per annum or (iii) involving aggregate payments as to any such lease, license agreement or contract by any Seller in excess of $250,000 over the lifetime of such lease, license agreement or contract;

     (i) with respect to the Business, not cause, or take or omit to take any action to allow, any Transferred Lease, IP License Agreement or any Transferred Contract to lapse (other than in accordance with its terms), to be modified in any materially adverse respect, or otherwise to become impaired in any material manner;

     (j) not acquire (by merger, consolidation or acquisition of stock) any Person or substantially all of, or any material portion of, the assets of any Person to the extent such acquisition would impair the Sellers' ability to consummate the transactions contemplated by this Agreement;

     (k) not incur any indebtedness or assume, grant, guarantee or endorse, or make any other accommodation or arrangement making any Seller responsible for, the Liabilities of any other Person, in each case if such incurrence or assumption would impair the ability of Sellers to consummate the transactions contemplated hereunder;

     (l) with respect to the Business, not incur any other liabilities other than in the ordinary course of the Business;

     (m) with respect to the Business, not enter into any employment agreement or make any loan to any U.S. Employee or Non-U.S. Employee or, except in accordance with past practices or pursuant to the terms of employment agreements, Plans, programs, arrangements or policies in effect on the date of this Agreement, grant any increase in the salary or other compensation of, grant any bonus to, or enter into any material transaction of any other nature with, any U.S. Employee or Non-U.S. Employee;

     (n) with respect to the Business, not take any action to institute any new severance or termination pay practices with respect to any of their directors, officers, U.S. Employees or Non-U.S. Employees or to increase the benefits payable under the severance or termination pay practices applicable to any U.S. Employee or Non-U.S. Employee;

     (o) with respect to the Business, not adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable law, order, rule or decree, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any of their directors, officers, U.S. Employees or Non-U.S. Employees;

     (p) not make any change in accounting practices or policies with respect to the Business except as required by GAAP provided that the Sellers shall give the Purchaser prompt written notice of any such change;

     (q) not (i) file or cause to be filed a change in accounting method for Tax purposes with respect to the Business, (ii) make any tax election with respect to the Business, or (iii) file or cause to be filed a request for a ruling from the IRS or any other Governmental Authority with respect to Taxes or Tax issues of the Business;

     (r) not take any action prior to the Effective Time which would or could be reasonably likely to breach any of Sellers' representations, warranties, covenants or agreements contained in this Agreement; and

     (s) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (r).

     6.2  Stockholders' Meeting and Proxy Statement.
          -----------------------------------------

     (a) Ultrak shall, as soon as practicable following the execution of this Agreement, prepare, and after consultation with the Purchaser, file with the SEC the Proxy Statement in preliminary form, and Ultrak shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Purchaser agrees to provide to Ultrak, promptly following Ultrak's request, all information required of the Purchaser to be included in the Proxy Statement. Ultrak shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Purchaser with copies of all correspondence between Ultrak or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Ultrak shall promptly prepare and mail to its shareholders such an amendment or supplement. Ultrak shall afford the Purchaser the opportunity to comment upon, and shall accept all reasonable comments to, the Proxy Statement and any amendment or supplement thereto. Ultrak shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Ultrak's shareholders as promptly as practicable after filing with the SEC.

     (b) Ultrak shall, as soon as practicable following the execution of this Agreement, and whether or not the Ultrak Board has made an Adverse Recommendation Change (as defined in Section 6.13(b) below), duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of seeking the Stockholder Approval. Ultrak shall use its respective reasonable best efforts to take such steps as are necessary to hold the Stockholders Meeting within 60 days of the date of this Agreement. Ultrak shall, through the Ultrak Board, recommend to its stockholders that they give the Stockholder Approval (subject to Section 6.13(b) below). Without limiting the generality of the foregoing, Ultrak agrees that its obligations pursuant to the first two sentences of this Section 6.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to any Seller of any Takeover Proposal.

     6.3  Access and Information.
          ----------------------

     (a) From the date of this Agreement to the Effective Time:

          (i) the Sellers shall give to the Purchaser and its representatives reasonable access during normal business hours to such of the offices, properties, books, contracts, commitments, reports and records relating to the Business, including without limitation access to the Business, the Purchased Assets and the Leased Real Property to conduct environmental studies and investigations, (including the performance of reasonable soil and/or groundwater sampling or testing; provided that the Purchaser shall restore any premises upon which such studies, investigations, sampling and/or testing is conducted to its original condition in the event the transactions contemplated by this Agreement are not consummated), and access to the work papers and written reports of Sellers' auditors and all other written communications from Sellers' auditors to the extent related to the Business or the Purchased Assets, and shall furnish them or provide them with access to all such documents, financial data, records and information with respect to the Business, as the Purchaser shall from time to time reasonably request;

          (ii) the Sellers shall permit the Purchaser and its representatives reasonable access to such personnel of the Business during normal business hours as may be reasonably requested by the Purchaser for its review of the properties of the Business, the business affairs of the Business, and the above-mentioned documents and records; and

          (iii) the Sellers shall deliver to Purchaser, upon reasonable request, for inspection and review, copies of all documents listed in the Schedules, and all files, records and papers to the extent pertaining to any proceedings and matters listed in the Schedules.

     (b) All information and documents obtained by the Purchaser or the Sellers pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated April 30, 2002 (the "Confidentiality Agreement"), between the Purchaser and Ultrak.

     6.4 Financial Information. From the date of this Agreement to the Effective Time, the Sellers shall deliver to the Purchaser, promptly after the same become available, copies of such monthly financial reports relating to the Business in a form reasonably satisfactory to the Purchaser.

     6.5 Public Announcements. On and after the date of this Agreement, except as required by applicable law or stock listing requirements, each party shall not, and shall not permit any of their respective Affiliates or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unnecessarily withheld or delayed); provided, however, that if disclosure shall be required pursuant to applicable law or a stock listing agreement, the parties shall seek to make such disclosure in a form mutually acceptable to them. The foregoing notwithstanding, the Purchaser and the Sellers shall mutually agree on the form and content of a press announcement to be issued upon the execution and delivery of this Agreement.

     6.6  Further Actions.
          ---------------

     (a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     (b) Each of the parties shall, as promptly as practicable but no later than the seventh business day following the date of this Agreement, make their initial filing (and shall thereafter make any required filings (including responses to requests for additional information)) with any Governmental Authority whose acquiescence or Consent is necessary in order for the transactions contemplated by this Agreement to be consummated. The parties shall each use their reasonable best efforts to respond as promptly as practicable to any inquiries or requests for additional information by any such Governmental Authority. The parties shall each use their reasonable best efforts to demonstrate that such transactions should not be opposed by any such Governmental Authority, and Purchaser and each Seller shall use their reasonable best efforts to eliminate as promptly as practicable any objection that any such Governmental Authority may have to the transactions contemplated hereby. Subject to applicable law, each party shall provide the other parties such information as the other parties may reasonably request in order to enable them to prepare the filings, reports, documents and other materials referred to in this section.

     (c) Sellers shall use reasonable best efforts to obtain all Consents required in connection with the transactions contemplated by this Agreement. Purchaser shall cooperate with Sellers in their efforts to obtain such Consents.

     (d) Each party shall pay its respective costs and expenses in connection with obtaining any Consents required by it to consummate the transactions contemplated by this Agreement.

     6.7  Payments Received.
          -----------------

     (a) Sellers agree that, after the Effective Time, they shall hold and shall promptly transfer and deliver to the Purchaser, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the Effective Time which properly belongs to the Purchaser, including any payments of accounts receivable and insurance proceeds, and shall account to the Purchaser for all such receipts. In the event of a dispute between the parties regarding the Sellers' obligations hereunder, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

     (b) The Purchaser agrees that, after the Effective Time, it shall hold and shall promptly transfer and deliver to the Sellers, from time to time as and when received by it and in the currency received by it or any Purchaser Designee, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that it may receive after the Effective Time which properly belongs to the Sellers, does not constitute a Purchased Asset and is not otherwise related to the Business, including any payments of accounts receivable and insurance proceeds, and shall account to the Sellers for all such receipts. In the event of a dispute between the parties regarding the Purchaser's obligations hereunder, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

     6.8 Acquisition of Rights to Confidentiality. At the Closing, the Sellers shall assign to the Purchaser, to the extent assignable, all rights, if any, of the Sellers and their Affiliates under any confidentiality agreements, standstill agreements, non-solicitation agreements or like agreements ("confidentiality agreements") between any Seller or any Affiliate of any Seller and Persons other than the Purchaser that were entered into within the last two years in connection with or relating to the possible purchase or sale of all or any portion of the Business or the Purchased Assets, including, without limitation, the right to enforce all terms of such confidentiality agreements. At the Closing, Sellers shall deliver to the Purchaser the original executed copies of all such confidentiality agreements. If the rights of the Sellers or their Affiliates under any confidentiality agreement are not assignable, Sellers and their Affiliates shall cooperate in a commercially reasonable manner with the Purchaser at the Purchaser's expense in taking any action reasonably requested by the Purchaser, including, without limitation, instituting litigation, to enforce for the benefit of the Purchaser any and all rights of the Sellers and their Affiliates against a third party thereto.

     6.9 Non-Solicitation for Employment. For a period of two (2) years after the Effective Time, without the prior approval of Purchaser, the Sellers shall not, and shall cause their Affiliates not to, solicit for employment or hire any Transferred Employee employed by the Business on the date hereof, or at the Effective Time or on the date of such proposed solicitation or hiring, except for persons whose employment is solicited or procured through general newspaper, general Internet or other general ads; provided, however, that the restrictions set forth in this Section 6.9 shall not prohibit any Seller from retaining or hiring at a later time any employee who elects not to be employed by Purchaser.

     6.10 Cooperation in Litigation. Purchaser and Sellers shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from their respective conduct of the Business acquired by Purchaser pursuant to this Agreement and involving one or more third parties. Unless the party requesting such cooperation is entitled to indemnification from the other party under the terms of Article VIII hereof with respect to such matter for which cooperation is requested, the requesting party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

     6.11 Covenant Not to Compete. For a period of two years from and after the Closing Date (the "Covenant Period"), Sellers and their Affiliates will not directly or indirectly anywhere in the world (i) engage in any aspect of the CCTV Business, (ii) enter into any sales arrangement or sales alliance relating to the CCTV Business or the Business with any distributor of products sold by the CCTV Business (the "Competitive Products"), (iii) utilize any of the Shared Intellectual Property in the design, manufacture, sale or distribution of CCTV or digital video products and systems, including without limitation products and systems which function to acquire, store, retrieve, transmit, route or control images and related data in a private network, or (iv) own or have a financial interest in (whether stock, shares, beneficial partnership or other similar financial interest) a Person that engages in the design, manufacture, distribution, marketing or sale of Competitive Products ("Competitive Activities"); provided, however, that the foregoing shall not prohibit:

     (a) Sellers or any of their Affiliates, including any pension or other benefit plan of Sellers, from owning any outstanding capital stock or other equity interests of any public company engaging in any Competitive Activities, provided the aggregate beneficial ownership of Sellers and their Affiliates (without reference to pension or other benefit plan assets) does not exceed more than five percent (5%) of all issued and outstanding equity interests of any such Person;

     (b) Sellers or any of their Affiliates from acquiring (by way of merger, reorganization, purchase of stock, acquisition of assets, formation of or investment in a joint venture or any other similar acquisition transaction) any Person or business that engages in Competitive Activities, provided that (i) such activities do not account for more than ten percent (10%) of the revenues of the Person or business invested in or to be acquired and (ii) neither Sellers nor any of their Affiliates shall acquire, in the aggregate, Persons or businesses which sell Competitive Products generating revenue in excess of $20,000,000 per annum;

     (c) subject to the terms and conditions of the CCTV Products Supply Agreement, Sellers or any of their Affiliates from designing, manufacturing, selling, distributing and installing access control products and systems;

     (d) subject to the terms and conditions of the CCTV Products Supply Agreement, Sellers or any of their Affiliates from acting as a system integrator and in such capacity selling, distributing or installing Competitive Products designed, manufactured or sold by Purchaser and its Affiliates;

     (e) subject to the terms and conditions of the CCTV Products Supply Agreement, Sellers or any of their Affiliates from selling, distributing or installing Competitive Products designed, manufactured or sold by Purchaser and its Affiliates which are part of an access control system;

     (f) subject to the terms and conditions of the CCTV Products Supply Agreement, Sellers or any of their Affiliates from selling, distributing or installing Competitive Products designed, manufactured or sold by Purchaser and its Affiliates to any Governmental Authority; or

     (g) Sellers or any of their Affiliates from conducting the Excluded Businesses.

Based on the present ownership holdings of Victoria and Eagle Strategic Fund, Cayman Island ("VESF") in Ultrak, on VESF's disclosures in its
Schedule 13D as amended through the date hereof filed with the S.E.C. with respect to such holdings, and on the absence of any requests or other efforts by VESF to appoint or elect any members of the Ultrak Board other than Mr. Zenger, the parties hereto acknowledge that VESF is not presently an Affiliate of Ultrak for purposes of this Section 6.11.

     6.12 Confidentiality.
          ---------------

     (a) For a period of three (3) years from the Effective Time, Sellers and their Affiliates shall maintain the confidentiality of, and shall not use for the benefit of themselves or others, any confidential information concerning the Business or the Purchased Assets (the "Confidential Information"); provided, however, that the immediately foregoing restriction shall not restrict (i) disclosure by the Sellers or Affiliate thereof of any Confidential Information (x) insofar as it relates to the Excluded Assets, Excluded Businesses or the Excluded Liabilities or (y) required by applicable Law or any court of competent jurisdiction, (ii) any disclosure on a confidential basis to Sellers' attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (w) which is available publicly as of the date of this Agreement, (x) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, (y) which is disclosed to any Seller or any Affiliate thereof by another Person who acquired it from a third party without an obligation of confidentiality to Purchaser or Sellers or (z) which is independently developed by an employee of the Sellers or any Affiliate thereof who had no access to such information, (iv) Sellers' use of such Confidential Information to protect or enforce its rights or perform their obligations under this Agreement or in connection with tax or other regulatory filings, litigation, financial reporting or other reasonable business purposes, and (v) Sellers' and their Affiliates' use of such Confidential Information in the conduct of their own businesses if and to the extent not otherwise prohibited by Sections 6.9 and 6.11.

     (b) Any and all information disclosed by Purchaser to Sellers or by Sellers to Purchaser as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to Sellers or to Purchaser, as the case may be, shall for a period of three (3) years remain confidential to Sellers and Purchaser and their respective employees and agents; provided, however, that this paragraph (b) shall not restrict (i) disclosure of any such information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the parties' attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (w) which is available publicly as of the date of this Agreement, (x) which, after the date hereof, becomes available publicly through no fault of the disclosing party or any Person controlled directly or indirectly by the disclosing party, (y) which is disclosed to the disclosing party by another Person who acquired it from a third party without an obligation of confidentiality to Purchaser or Sellers, as the case may be, or (z) which is independently developed by an employee of the disclosing party who had no access to such information, (iv) the use of such information to protect such party's rights under this Agreement or in connection with tax or other regulatory filings, financial reporting or other reasonable business purpose or such party's use of such information to protect its rights against any third party and (v) the use by Purchaser and its Affiliates of any such information in the operation of their businesses after the Effective Time.

     6.13 No Solicitation.
          ---------------

     (a) From the date hereof and continuing until the Effective Time, the Sellers shall not, and shall not permit the Subsidiaries to, or authorize any of their officers, directors, employees, accountants, counsel, investment bankers, financial advisors or other advisors, agents or representatives ("Representatives") to, (i) directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined below), or (ii) directly or indirectly engage or participate in discussions or negotiations regarding or provide any information or data to any Person or otherwise cooperate in any way with, any Takeover Proposal. The Sellers shall not waive the benefit of any provision contained in any confidentiality or standstill agreement in effect on the date hereof. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Sellers or any of the Subsidiaries shall be a breach of this Section 6.13(a) by the Sellers. The Sellers shall, and shall cause the Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other Persons conducted heretofore with respect to any Takeover Proposal and request the prompt return of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Ultrak Board determines in good faith (after consultation with outside counsel and any of RBC Dain Rauscher Corporation, Morgan Keegan & Co. or Wachovia Securities) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was not solicited, initiated or encouraged by any Seller after May 21, 2002 and did not otherwise result from a breach of this Section 6.13(a), the Sellers may, if the Ultrak Board determines in good faith (after consultation with outside counsel and any of RBC Dain Rauscher Corporation, Morgan Keegan & Co. or Wachovia Securities) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Ultrak under Delaware law, and subject to compliance with Section 6.13(c) and after giving the Purchaser oral and written notice of such determination, (x) furnish information with respect to the Sellers and the Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information has previously been provided to the Purchaser or is provided to the Purchaser prior to or at the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

     (b) Neither the Ultrak Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval, recommendation or declaration of advisability by the Ultrak Board or any such committee of this Agreement or the transactions contemplated thereby, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal or Superior Proposal or (iii) approve or recommend, or propose to approve or recommend, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to any Takeover Proposal or Superior Proposal (any action described in the foregoing clauses (i), (ii) or (iii) of this Section 6.13(b) being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Ultrak Board may make an Adverse Recommendation Change and terminate this Agreement and enter into an Acquisition Agreement for a Superior Proposal, if such Ultrak Board determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Ultrak under Delaware law; provided, however, that no Adverse Recommendation Change may be made in response to a Superior Proposal, until after the fifth business day following the Purchaser's receipt of written notice (a "Notice of Adverse Recommendation") from Ultrak advising the Purchaser that the Ultrak Board intends to make such an Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five business day period). Following receipt of a Notice of Adverse Recommendation, the Purchaser shall have the opportunity to present to the Ultrak Board revised terms for the consummation of the transactions contemplated by this Agreement, including any proposed amendments or modifications to this Agreement in respect of such revised terms. The Ultrak Board shall consider in good faith any such revised terms and amendments or modifications submitted to it by the Purchaser. In determining whether to make an Adverse Recommendation Change in response to a Superior Proposal, the Ultrak Board shall take into account the Purchaser's revised terms and any proposed changes to the terms of this Agreement proposed by the Purchaser in response to a Notice of Adverse Recommendation or otherwise. Before making any Adverse Recommendation Change, the Ultrak Board shall consider whether the revised terms offered by the Purchaser are reasonably equivalent or superior from the financial point of view of Ultrak and its stockholders to the terms of the Superior Proposal and, if such terms are determined by a vote of the full Ultrak Board to be reasonably equivalent or superior from the financial point of view of Ultrak and its stockholders to the terms of the Superior Proposal, the Ultrak Board shall accept at a meeting duly called and held, duly adopted resolutions (x) approving and declaring advisable the terms of any such revised proposal by the Purchaser and any definitive agreement proposed in connection therewith, (y) directing that the adoption of the terms of any such revised proposal by the Purchaser and any definitive agreement proposed in connection therewith be submitted to a vote at a meeting of the stockholders of Ultrak and (z) recommending that the stockholders of Ultrak approve and adopt the terms of any such revised proposal by the Purchaser and any definitive agreement proposed in connection therewith. If Ultrak has elected to terminate this Agreement after making an Adverse Recommendation Change as provided in this Section 6.13(b) and after determining by a vote of the full Ultrak Board that any revised terms and proposed changes of the Purchaser are not reasonably equivalent or superior from the financial point of view of Ultrak and its stockholders to the terms of the Superior Proposal, Ultrak shall deliver to the Purchaser (i) a written notice of termination of this Agreement pursuant to this Section 6.13(b), (ii) a wire transfer of immediately available funds in the amount of the Termination Fee, (iii) a written acknowledgment that Ultrak and the Ultrak Board have complied with all of their covenants and obligations pursuant to this Section 6.13(b) and that Ultrak is obligated to pay the Termination Fee and (iv) a written acknowledgment from each other party to the Superior Proposal that it has read Ultrak's acknowledgement referred to in the preceding clause (iii) and will not contest the matters thus acknowledged by Ultrak, including the payment of the Termination Fee.

     (c) In addition to the obligations of the Sellers set forth in paragraphs (a) and (b) of this Section 6.13, the Sellers shall promptly, and in any event within twenty-four (24) hours, advise the Purchaser orally and in writing of any bona fide Takeover Proposal or Superior Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal or Superior Proposal, the material terms and conditions of any such Takeover Proposal or Superior Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal or Superior Proposal. The Sellers shall (i) keep the Purchaser fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal or Superior Proposal or inquiry and (ii) provide to the Purchaser as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Sellers or any of the Subsidiaries from any Person that describes any of the terms or conditions of any Takeover Proposal or Superior Proposal.

     (d) Nothing contained in this Section 6.13 shall prohibit Ultrak from
(i) taking and disclosing to its stockholders a .position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of Ultrak if, in the good faith judgment of the Ultrak Board (after consultation with outside counsel) failure to so disclose would constitute a violation of Delaware law; provided, however, that in no event shall Ultrak or the Ultrak Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.13(b).

     For purposes of this Agreement, a "Takeover Proposal", means any inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition, purchase or license of a business or assets that constitutes 25% or more of the net revenues, net income or net assets of Ultrak and the Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Ultrak or any of the Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of Ultrak or any of the Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ultrak or any of the Subsidiaries that constitutes 25% or more of the net revenues, net income or net assets of Ultrak and the Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement and transactions permitted under Section
6.1. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement and transactions permitted under Section 6.1, is referred to herein as an "Acquisition Transaction."

     For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash, all or substantially all of the equity securities of Ultrak then outstanding or all or substantially all of the assets of Ultrak and the Subsidiaries, taken together, and if
(i) the proposal is otherwise on terms which the Ultrak Board determines in its good faith judgment (based on the advice of any of RBC Dain Rauscher Corporation, Morgan Keegan & Co. or Wachovia Securities and such other matters as the Ultrak Board deems relevant) to be (x) more favorable to Ultrak's stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Purchaser in response to such offer or otherwise)), (y) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Ultrak Board is reasonably capable of being obtained by such third party and (z) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal and (ii) the Ultrak Board, after considering such matters as the Ultrak Board deems relevant in good faith (including the advice of outside counsel), determines in good faith that withdrawing or modifying its recommendation or recommending such Superior Proposal, as applicable, is required for the Ultrak Board to comply with its fiduciary duties to Ultrak and its stockholders under Delaware law.

         6.14     Tax Matters.
                  -----------

     (a) Purchase Price Allocation. Sellers and Purchaser mutually agree to the allocation of the Purchase Price (plus those Assumed Liabilities that, at the Effective Time, constitute liabilities for federal income tax purposes) among the Purchased Assets as set forth on Schedule 6.14, in accordance with Code Section 1060. In the event of an adjustment to the Purchase Price pursuant to Section 1.3, any such adjustment shall be allocated on a dollar for dollar basis to the particular class of Purchased Assets that gave rise to the Adjustment. Each of the parties agrees to report this transaction for Tax purposes in accordance with such allocation of the Purchase Price or the adjusted Purchase Price, including, without limitation, for all purposes on any federal, foreign, state income or franchise Tax return filed by any party after the Effective Time.

     (b) Taxes. All Taxes attributable to the Business which relate to events or conditions occurring prior to the Effective Time shall be borne by Sellers. For this purpose, the Effective Time shall be treated as the last day of a taxable period, whether or not the taxable period in fact ends on such date.

     (c) Allocations and Adjustments. Purchaser shall be responsible for and pay all Taxes attributable to the Business for all taxable periods ending after the Effective Time, except to the extent Sellers are responsible, pursuant to Sections 6.14(b) and 6.15, for Taxes attributable to the Business with respect to taxable periods including and ending after the Effective Time, whether or not the taxable period in fact ends on such date. Sellers shall be entitled to all refunds of Taxes with respect to all taxable periods ending before the Effective Time. Purchaser also shall assume as of the Effective Time the portion of each and every liability for any state, provincial, foreign, county or local personal property tax or other similar ad valorem state, provincial, foreign, county or local tax on the Purchased Assets for any taxable period that spans the Closing Date determined by multiplying each such liability by a ratio, the numerator of which is the total number of days in such taxable period after the Effective Time, and the denominator of which is the total number of days in such taxable period. Sellers shall remain liable for the remainder of such taxes.

     (d) Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents, or determine any information not then in its possession, in response to a request under this Section 6.14(d). Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain all returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement and to give the other party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Any information obtained under this
Section 6.14(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

     6.15 Transfer Taxes.

     (a) The Purchaser, on the one hand, and the Sellers, on the other hand, agree to pay to the other party an amount equal to fifty percent (50%) of any and all Transfer Taxes paid or to be paid by that other party.

     (b) Each of the Purchaser and the Sellers will be responsible for the preparation and filing of any Tax Return with respect to any Transfer Taxes for which such party is legally responsible under applicable law. If the filing party is one of the Sellers, the Purchaser shall pay that Seller that portion of the amount of any Transfer Taxes shown due on any Tax Return relating to Transfer Taxes which the Purchaser has agreed to pay under Section 6.15(a) of this Agreement within five (5) business days of demand therefor by that Seller. If the filing party is the Purchaser, the Sellers shall pay the Purchaser that portion of the amount of any Transfer Taxes shown due on any Tax Return relating to Transfer Taxes which the Sellers have agreed to pay under Section 6.15(a) hereof within five (5) business days of demand therefor by the Purchaser. A party may make a demand for payment as follows: (1) if the demand for payment would exceed $100,000, a party may make the demand for payment immediately after the demanding party makes the payment, and (2) if the demand for payment would not exceed $100,000, a party shall aggregate that payment with other such payments and make the demand for payment of the aggregate amount at the beginning of the next calendar month.

     6.16 Employees. The provisions of this Section 6.16 relating to the employees of the Business are arranged as follows:

          Section 6.16(a) deals with the U.S. Employees;

          Section 6.16(b) deals with the Non-U.S. Employees principally employed in countries with Transfer Provisions;

          Section 6.16(c) deals with Non-U.S. Employees principally employed in countries with no Transfer Provisions; and

          Section 6.16(d) deals with all Employees.

          In each case, Sections 6.16(a) through and including 6.16(d) shall be interpreted as applying only to the employees to which those sections are intended to apply, and any defined term shall be construed accordingly (whether more broadly defined or otherwise).

     For the purposes of this Section 6.16, "Transfer Provisions" means in the European Union the national legislation implementing the provisions of the European Community's Directive 2001/23/EC of 12 March 2001 or any equivalent national legislation, and outside the European Union any legislation applicable to an Employee's employment the effect of which is to transfer an Employee's employment by operation of law.

     (a) U.S. Employees. The following provisions shall apply to U.S. Employees only:

          (i) Purchaser shall offer employment effective as of the Effective Time to each of the Employees listed on Schedule 6.16(a). The period of such employment shall begin at the Effective Time or such later date as may be agreed to by Purchaser and Sellers. Employees who accept the Purchaser's offer of employment and who become employees of Purchaser effective as of the Effective Time shall be referred to herein collectively as the "Transferred U.S. Employees." Sellers shall be responsible for any obligation to provide employee benefits to a Transferred U.S. Employee prior to such Employee's date of hire by Purchaser.

          It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of Purchaser to terminate the employment of any Transferred Employee listed on Schedule 6.16(a) at any time or to amend or terminate any such Transferred Employee's benefit plan or arrangement.

          (ii) The Purchaser shall provide Transferred U.S. Employees with compensation and employee benefits (other than coverage under a defined benefit pension plan maintained by Purchaser) that are substantially comparable to those provided to similarly situated employees of the Purchaser.

          (iii) The Purchaser shall (A) recognize each Transferred U.S. Employee's length of service with Sellers up to the Effective Time for vesting and eligibility purposes but not for benefit accrual under any pension or savings plan of the Purchaser (except as may otherwise be required by law), (B) recognize the co-payments and deductible expenses of each Transferred U.S. Employee and each Transferred U.S. Employee's eligible dependents incurred under Sellers' generally applicable accident and health plans under which such Transferred U.S. Employee participated immediately prior to the Effective Time (provided that a Transferred Employee or eligible dependent shall provide documentation of any such co-payment or deductible as may be reasonably required by the Purchaser), and (C) waive all pre-existing conditions and exclusions under Purchaser's applicable accident and health plan for each Transferred U.S. Employee and each Transferred U.S. Employee's eligible dependents.

          (iv) Sellers shall be responsible for any claims for medical or dental benefits incurred by a Transferred U.S. Employee or his or her covered dependents prior to the Effective Time in accordance with the terms of Sellers' medical and dental plans, and Purchaser shall be responsible for any medical or dental claims incurred by any Transferred U.S. Employee or his or her covered dependents after the Transferred U.S. Employee's date of hire by Purchaser in accordance with the terms of Purchaser's medical and dental plans. For purposes of the preceding sentence, a medical or dental claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Transferred U.S. Employee is billed for such services or submits a claim for benefits.

          Purchaser shall be responsible in accordance with its applicable disability plans for all short-term and long-term disability income benefits payable to any Transferred U.S. Employee with respect to a disability incurred after such Transferred U.S. Employee's date of hire by Purchaser. Sellers shall be responsible in accordance with their applicable disability plans for any short-term and long-term disability benefits payable under such plans with respect to a disability incurred prior to the Effective Time by any Transferred U.S. Employee or any current or former U.S. Employee.

          (v) Transferred U.S. Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code) of all or a portion of any such Transferred U.S. Employee's balance under any defined contribution plan (as defined in Section 3(34) of ERISA) of Sellers, subject to the terms and conditions of each such plan, to the defined contribution plan maintained by Purchaser for Transferred U.S. Employees, provided, however, that any such direct rollover shall be subject to the terms and conditions of Purchaser's defined contribution plan applicable to rollover contributions.

          (vi) Sellers shall be responsible for providing any COBRA coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any current or former U.S. Employee of the Sellers and any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such current or former U.S. Employee who incurred a "qualifying event" (as defined in Section 4980B of the Code) before the Effective Time.

          (vii) Sellers agree to pay and be responsible for all liability, cost or expense for severance, retirement or termination indemnity payments, salary continuation, special bonuses and like costs arising under any severance pay plan, policy, agreement or arrangement with respect to any current or former U.S. Employee, including, but not limited, to any such liability, cost or expense that arises out of or relates to the transactions described in or contemplated by this Agreement. For the avoidance of doubt, Sellers shall be responsible for and pay any severance or other liability that may arise under any agreements between any Seller and any U.S. Employee (including any Transferred U.S. Employee) and any payments due as a direct or indirect result of (A) the entry of any Seller into any such agreement, (B) approval of any such agreement by the Ultrak stockholders, or (C) the consummation of the transactions contemplated by this Agreement.

          (viii) Sellers agree to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act prior to the Effective Time, or any similar state or local law, in connection with the consummation of the transactions described in or contemplated by this Agreement.

          (ix) Sellers shall be responsible for all workers compensation claims filed by or on behalf of a Transferred U.S. Employee to the extent attributable to events, occurrences or exposures while such Transferred U.S. Employee was employed by any Seller.

          (x) Except as expressly provided otherwise in this Section 6.16(a), Sellers shall retain all Liabilities arising under or with respect to any U.S. Plans sponsored, maintained or contributed to by Sellers for current or former U.S. Employees and their dependents and beneficiaries, including, but not limited to, any retirement, pension, savings, deferred compensation, incentive, bonus, retention, severance, stock option, welfare or fringe benefit plan or arrangement, and Purchaser shall have no liability or obligation under or with respect to any such plan or arrangement.

          (xi) Sellers and Purchaser agree that, to the extent permissible under applicable law, Purchaser shall be a successor employer for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. Sections 3101-3128, the Federal Unemployment Tax Act, as codified at 26 U.S.C. Sections 3301-3311, and, to the extent elected by Purchaser, for purposes of any applicable state workers compensation, disability or unemployment compensation laws. Sellers agree to provide Purchaser with such wage, tax and other information in Sellers' possession with respect to Transferred U.S. Employees as Purchaser may reasonably require for such purposes.

          (xii) Sellers and Purchaser agree to furnish each other with such information within such party's possession (or which may be obtained upon request to a third party) concerning U.S. Employees and Plans and to take all such other action as is necessary and appropriate to effect the transactions contemplated by this Section 6.16(a).

     (b) Non-U.S. Employees Employed in Transfer Provision Countries. The following provisions shall only apply with respect to Non-U.S. Employees and other employees principally employed in countries with Transfer Provisions.

          (i) Transfer Provisions.
              -------------------

               (A) The Sellers and Purchaser accept and agree that the Transfer Provisions apply to the sale of the Non-U.S. Business and also that the contract of employment of each Non-U.S. Employee (other than in respect of occupational pension scheme rights) shall have effect at the Effective Time as if originally made between the Non-U.S. Employee and the Purchaser.

               (B) The Sellers shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and applicable social and employment taxes payable in respect of the Non-U.S. Employees and will discharge all such obligations in respect of the Non-U.S. Employees prior to the Effective Time when they become payable and whether or not the obligations fall due for payment prior to the Effective Time.

               (C) The Sellers undertake that they shall not do or omit to do anything prior to the Effective Time unless agreed by the Purchaser which would cause any Non-U.S. Employee to terminate their employment with the Sellers before the Effective Time or with the Purchaser after the Effective Time.

               (D) The Sellers shall not take any steps to terminate the contracts of employment or the employment relationship of any Non-U.S. Employee or any collective agreement concerning any Non-U.S. Employee.

               (E) The Sellers shall deliver to each of the Non-U.S. Employees a letter from the Purchaser in agreed terms.

          (ii) Indemnities.
               -----------

               (A) The Sellers will indemnify the Purchaser and keep the Purchaser indemnified against any loss, expense, and/or other costs which relate to, arise out of or are connected with any act or omission by the Seller or any event, matter or any other occurrence having its origin prior to the Effective Time and which the Purchaser incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Non-U.S. Employees pursuant to the Transfer Provisions and the provisions of this Agreement.

               (B) The Purchaser will indemnify the Sellers and keep the Sellers indemnified against any loss, expense and/or other costs which relate to or arise out of or are connected with any act or omission by the Purchaser after the Effective Time and which the Seller incurs in relation to any contract of employment, employment relationship or collective agreement.

          (iii) Undisclosed Non-U.S. Employees.
                ------------------------------

               (A) If any contract of employment, employment relationship or collective agreement not disclosed to the Purchaser shall have effect as if originally made between the Purchaser and any Non-U.S. Employee ("Undisclosed Non-U.S. Employee") or a trade union or other body that represents employees as a result of the Transfer Provisions and this Agreement (without prejudice to any other rights or remedies which may be available to the Purchaser):

                    (I) the Purchaser may, upon becoming aware of the application of the Transfer Provisions or this Agreement to any such contract of employment or collective agreement, terminate such contract or agreement immediately; and

                    (II) the Seller shall indemnify the Purchaser and keep the Purchaser indemnified against all loss, expense and/or other costs relating to or arising out of such termination and reimburse the Purchaser for all costs and expenses (including, without limitation, any social, employment or other taxes) incurred in employing such Undisclosed Non-U.S. Employee in respect of his employment after the Effective Time; and

                    (III) the Sellers shall indemnify the Purchaser and keep the Purchaser indemnified in respect of any Undisclosed Non-U.S. Employee on the same terms mutatis mutandis as the Sellers have indemnified the Purchaser in respect of a Non-U.S. Employee pursuant to the terms of this Agreement;

                    (B) The Sellers shall indemnify the Purchaser and keep the Purchaser indemnified against all loss, expense, and/or other costs which relate to or arise out of any dismissal by the Sellers of any employee (not being a Non-U.S. Employee) and which the Purchaser may incur pursuant to the provisions of the Transfer Provisions and this Agreement.

               (iv) If the relevant Transfer Provisions do not in fact apply in respect of any Non-U.S. Employees to which this
               Section 6.16(b) relates:

                    (A) on either the Sellers or the Purchaser becoming aware that the Transfer Provisions have not applied, it shall inform the other party, as soon as reasonably practicable, of that fact;

                    (B) within seven (7) days of being so informed or becoming so aware, the Purchaser may offer each of the Non-U.S. Employees employment on the same terms and conditions including, for the avoidance of doubt, full continuity of employment (save insofar as those terms and conditions relate to an occupational pension scheme) as they enjoyed immediately prior to the Effective Time (the "Offer");

                    (C) any Offer will be in writing and will be open for acceptance by the relevant Non-U.S. Employees for a period which is not less than fourteen (14) days; and

                    (D) if any such Non-U.S. Employee declines or does not take up the Offer, the Sellers will indemnify the Purchaser against any losses, costs or other expenses which arise out of or in connection with the employment of such Non-U.S. Employee, the Transfer Provisions not applying, and the dismissal of that Non-U.S. Employee and such a person will not be regarded as a Non-U.S. Employee for the purposes of this Agreement or any other agreement between the parties to this Agreement.

     (c) Non-U.S. Employees Employed in Countries with no Transfer Provision. The following provisions shall only apply with respect to Non-U.S. Employees and other Employees principally employed in countries with no Transfer Provisions:

          (i) On the signing of this Agreement the Seller shall by notice in writing terminate the employment of each of the Non-U.S. Employees with effect from the Effective Time and the Purchaser shall make a written offer of employment (the "Purchaser's Offer") to such Non-U.S. Employees as it may determine in its sole discretion. The notice of termination to be served by the Sellers and the Purchaser's Offer shall be in the forms agreed by the Sellers and the Purchaser prior to the Effective Time and shall be delivered together by the Seller and Purchaser to each such Non-U.S. Employee.

          (ii) The Purchaser's Offer to each Non-U.S. Employee described above shall be made on terms and conditions as determined by the Purchaser in its sole discretion. The Purchaser agrees with the Sellers that in respect of each Non-U.S. Employee who accepts the Purchaser's Offer the date upon which his employment commenced or is deemed to have commenced with the Sellers (only to the extent previously disclosed to Purchaser) shall for all purposes other than his pension and holiday entitlement, be taken to be the effective date of the commencement of his employment with the Purchaser. The Sellers shall use all reasonable endeavours to persuade each of the Non-U.S. Employees to accept the Purchaser's Offer.

          (iii) The Purchaser shall inform the Sellers of the name of each Non-U.S. Employee who does not accept the Purchaser's Offer or who initially accepts such offer but whose employment with the Purchaser terminates or who gives or received notice of termination of such employment during his trial period (if any) (a "Refusing Non-U.S. Employee"). If any Refusing Non-U.S. Employee brings a claim against the Sellers arising out of or in connection with the termination of his employment with the Purchaser, the Purchaser shall give the Sellers as soon as practicable after any written request by the Sellers all information which may be relevant to such claim and the Purchaser shall supply to the Sellers (at the Sellers' expense) a copy of the Purchaser's Offer and of any letter or notice of termination of employment with the Purchaser or any subsidiary of the Purchaser.

          (iv) The Sellers will indemnify the Purchaser and keep the Purchaser indemnified against any loss, expense, and/or other costs which relate to, arise out of or are connected with any act or omission by the Seller or any event, matter or any other occurrence having its origin prior to the Effective Time and which the Purchaser incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Non-U.S. Employees pursuant to the provisions of this Agreement.

          (v) Subject to paragraph (vi) below, the Purchaser will indemnify the Sellers and keep the Sellers indemnified against any loss, expense and/or other costs which relate to or arise out of or are connected with any act or omission by the Purchaser after the Effective Time and which the Seller incurs in relation to any contract of employment, employment relationship or collective agreement (save for any such loss, expense and/or other costs which relate to, arise out of or are connected with any offer of employment by the Purchaser, or any omission to offer employment by the Purchaser).

          (vi) The Sellers will indemnify the Purchaser and keep the Purchaser indemnified against any loss, expense, and/or other costs brought by any Refusing Non-U.S. Employee and which the Purchaser incurs pursuant to the provisions of this Agreement.

     (d) All Employees. The following provisions shall apply to all employees of the Business ("Employees").

          (i) Sellers agree to use reasonable efforts to facilitate the transition to employment with Purchaser of any relevant Employees (whether U.S. Employees listed on Schedule 6.16(a) or any Non-U.S. Employee transferring to Purchaser by operation of the Transfer Provisions or by Purchaser offering new employment pursuant to Section 6.16(c)(i)). Such reasonable efforts shall include affording Purchaser reasonable opportunities to review employment and personnel records of the Employees, to discuss with such Employees terms and conditions of employment with Purchaser as of the Effective Time and to distribute to such Employees forms and documents relating to employment with Purchaser.

          (ii) Except to the extent prohibited by law, Sellers shall deliver to Purchaser originals or copies of all personnel files and relevant employment records relating to U.S. Employees listed in
     Schedule 6.16(a) who are expected to transfer to Purchaser or any Non-U.S. Employee transferring to Purchaser by operation of the Transfer Provisions or by Purchaser offering new employment pursuant to Section 6.16(c)(i), and Sellers shall have reasonable continuing access to such files and records thereafter.

          (iii) The Sellers shall duly fulfill any obligation to consult with any relevant staff association, works council, trade union or other representative employee body (howsoever described) in relation to the transfer of the Employees and to notify any appropriate governmental department or authority as appropriate. The Sellers will indemnify the Purchaser and keep the Purchaser indemnified against any loss, expense, and/or other costs which relate to, arise out of or are connected with any failure by a Seller to comply with its said consultation obligations.

          (iv) Except as provided under Section 3.2(b)(iv) and Section 6.16(a)(vii), Purchaser shall be responsible for any severance or similar termination obligations attributable to the termination of employment of any Employee whose employment transfers to Purchaser (whether by operation of the Transfer Provisions or otherwise) (any such person, a "Transferred Employee") by Purchaser after the Effective Time and shall indemnify Sellers and keep Sellers indemnified against any loss, expense or other costs attributable to any claim by a Transferred Employee for severance or similar termination payments resulting from such termination of employment.

     6.17 Assignment of Contracts, Leases and Permits. From and after the date hereof, the Sellers shall use commercially reasonable efforts to obtain prior to Closing the Consent of each applicable customer, supplier, lessor and Governmental Authority to the assignment to the Purchaser of each of the Transferred Contracts, Transferred Leases, IP License Agreements and Permits.

     6.18 Customer Referrals. The Sellers agree that for a period of two years from and after the Effective Time, the Sellers will refer solely to the Purchaser any and all customer inquiries concerning the purchase of CCTV systems and products from customers who (x) have historically purchased from Sellers predominantly CCTV Business products and (y) would not reasonably be expected to purchase access control systems and products from the Sellers.

     6.19 Physical Inventory. Sellers and Purchaser, and their duly appointed representatives, shall perform a joint physical count of the Inventory as of the Effective Time. The date and methodology of the physical inspection shall be agreed to by Purchaser and Ultrak prior to the Effective Time.

     6.20 UPC. To the extent necessary to make an orderly transfer of the goodwill of the Business, the Purchaser may use on all products sold by the Business the Ultrak Uniform Product Code prefix number currently used on such products for a period not to exceed 15 months after the Effective Time (which 15 month period may be extended with the consent of Ultrak, which consent shall not be unreasonably withheld); provided, however, that the Purchaser shall not use the Ultrak prefix as part of any Uniform Product Code number for any product which is first produced 90 days after the Effective Time. During such 15 month period and for the five year period thereafter, the Sellers shall not use as a Uniform Product Code the Ultrak prefix together with any of the five digit product identification codes used on products sold by the Business as of the Effective Time unless Sellers first obtain the Purchaser's consent, which consent shall not be unreasonably withheld. With respect to the matters set forth in this
Section 6.20, both parties shall use commercially reasonable efforts to cooperate to avoid retailer confusion in the marketplace and to address any concerns raised by the Uniform Code Council, Inc.

     6.21 Maintenance of Carroll Facility. Sellers shall cause the Carroll Facility to continue operations for the production of each product listed on Schedule G-1 which is not capable of being produced at the Richardson, Texas manufacturing facilities of LeeMAH Electronics, Inc.(the "LeeMAH Facility") in quantities and of a quality sufficient to meet the ordinary course operations of the Business. Until October 31, 2002, the Sellers shall cause the Carroll Facility to fill the Purchaser's orders for each such product referred to in the preceding sentence at the direct labor cost currently incurred to produce each such product under the LeeMAH Agreement.

     6.22 Stock Options. Any right of an Employee to acquire stock of any Seller other than Ultrak, and any right of any employee of either Ultrak Holdings Limited or Ultrak (UK) Limited to acquire stock of any Seller, under any stock option or stock purchase plan (or similar arrangement) of such Seller shall terminate no later than thirty (30) days following the date that any Employee terminates employment with any Seller as a result of the transactions contemplated by this Agreement.

     6.23 Transfer of Swiss Employee. From and after the date hereof, the Sellers shall use their commercially reasonable efforts to cause, and shall cooperate with the Purchaser to effect, Claude Juriens's employment with the Purchaser effective as of the Closing Date.

                                ARTICLE VII
                            CONDITIONS PRECEDENT

     7.1 Conditions to Obligations of Each Party. The obligations of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. Ultrak shall have obtained the Stockholder Approval.

     (b) No Injunction, etc. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited in any material respect by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated by this Agreement.

     (c) Governmental Consents. All Consents of Governmental Authorities shall have been made or obtained.

     7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to the Effective Time, of the following additional conditions:

     (a) Representations and Warranties and Obligations of the Purchaser. The representations and warranties in Article V shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be true and correct in all material respects only as of such date; provided, however, that if a representation or warranty has a reference to "materially," "material," "in all material respects" or similar expressions, such representation or warranty shall be true and correct in all respects. The Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it at or before the Closing.

     (b) Officer's Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer, as to the fulfillment of the conditions set forth in
Section 7.2(a).

     (c) Corporate Proceedings. All corporate proceedings of the Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested. The Purchaser shall have delivered to the Sellers a secretary's certificate certifying to (i) resolutions adopted by Purchaser evidencing the authorizations described in this Section 7.2(c), (ii) the constituent documents of Purchaser, and (iii) incumbency of the officers of Purchaser executing this Agreement and documents required hereunder.

     (d) Assignments. The Purchaser shall have delivered to the Sellers executed copies of the Leased Real Property Assignments, the Contract Assignments and the IP License Assignments (each as defined below in Sections 7.3(g), (h) and (i), respectively).

     (e) Transition Services Agreement. The Purchaser shall have delivered to the Sellers the executed Transition Services Agreement (as defined below in Section 7.3(m)).

     (f) CCTV Products Supply Agreement. The Purchaser shall have delivered to the Sellers the executed CCTV Products Supply Agreement (as defined below in Section 7.3(n)).

     (g) Sublease. The Purchaser shall have delivered to the Sellers the executed Sublease (as defined below in Section 7.3(o)).

     (h) Trademark and Copyright License Agreement. The Purchaser shall have delivered to the Sellers the executed Trademark and Copyright License Agreement (as defined below in Section 7.3(p)).

     (i) Shared IP License Agreement. The Purchaser shall have delivered to the Sellers the executed Shared IP License Agreement (as defined below in Section 7.3(q)).

     (j) Access Control Products Supply Agreement. The Purchaser shall have delivered to the Sellers the executed Access Control Products Supply Agreement (as defined below in Section 7.3(r)).

     (k) Other Documentation and Instruments of Transfer. The Purchaser shall have delivered to the Sellers all such other documents and instruments of assumption, in form reasonably acceptable to the Sellers, as shall be reasonably necessary for Purchaser to assume the Assumed
Liabilities in accordance herewith.

     7.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to the Effective Time of the following additional conditions, which the Sellers agrees to use commercially reasonable efforts to cause to be fulfilled:

     (a) Representations and Warranties and Obligations of the Sellers. The representations and warranties in Article IV shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be true and correct in all material respects only as of such date, provided, however, that if a representation or warranty has a reference to "materially," "material," "in all material respects," "Material Adverse Effect" or similar expressions, such representation or warranty shall be true and correct in all respects. The Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it at or before the Closing.

     (b) No Material Adverse Effect. Between the date hereof and the Closing, there shall have been no event, change or other occurrence that has or would result in a Material Adverse Effect.

     (c) Officer's Certificate. Each Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer, as to the fulfillment of the conditions set forth in
Section 7.3(a).

     (d) FIRPTA Certificate. The Sellers shall have duly executed and delivered to the Purchaser a certificate of non-foreign status as to the sale of the Purchased Assets as provided in Treasury Regulation Section 1.1445-2(b).

     (e) Delivery of Purchased Assets. The Sellers shall have delivered the Purchased Assets free and clear of all Liens.

     (f) Corporate Proceedings. All corporate and other proceedings of the Sellers in connection with this Agreement and the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested. Each Seller shall have delivered to the Purchaser a secretary's certificate certifying to (i) resolutions adopted by such Seller evidencing the authorizations described in Section 7.3(f),
(ii) the constituent documents of such Seller, and (iii) incumbency of the officers of such Seller executing this Agreement and documents required hereunder.

     (g) Leased Real Property Assignments. The Sellers shall have delivered to the Purchaser (or the Purchaser Designees as provided in Section 1.2(d) above) executed Assignment and Assumption Agreements, between the Sellers and the Purchaser, in forms reasonably acceptable to the Purchaser with respect to the Transferred Leases (collectively, the "Leased Real Property Assignments").

     (h) Contract Assignments. The Sellers shall have delivered to the Purchaser (or the Purchaser Designees as provided in Section 1.2(d) above) executed Assignment and Assumption Agreements, between the Sellers and the Purchaser, in forms reasonably acceptable to the Purchaser, with respect to the Transferred Contracts (collectively, the "Contract Assignments").

     (i) IP License Assignments. The Sellers shall have delivered to the Purchaser (or the Purchaser Designees as provided in Section 1.2(d) above) executed Assignment and Assumption Agreements, between the Sellers and the Purchaser, in forms reasonably acceptable to the Purchaser, with respect to the IP License Agreements (collectively, the "IP License Assignments").

     (j) Intellectual Property Assignments. The Sellers shall have delivered to the Purchaser (or the Purchaser Designees as provided in Section 1.2(d) above) separately executed and acknowledged Assignments, in recordable form and reasonably acceptable to Purchaser, sufficient to transfer the Transferred Intellectual Property (collectively, the "Intellectual Property Assignments") and powers of attorney or authorization in forms reasonably acceptable to Purchaser executed by Sellers authorizing Purchaser to prosecute any pending applications to register any of the Transferred Intellectual Property.

     (k) Bills of Sale. The Sellers shall have delivered to the Purchaser (or the Purchaser Designees as provided in Section 1.2(d) above) executed bills of sale or other appropriate instruments of transfer, in form reasonably acceptable to Purchaser, with respect to all of the Inventory, Personal Property, Permits and any other Purchased Assets not transferred or assigned by any other document or instrument described in this Section.

     (l) Consents. The Sellers shall have obtained and delivered to the Purchaser, in form reasonably acceptable to Purchaser, the Consents to the assignment of each of the Transferred Contracts, Transferred Leases and IP License Agreements, and Consents to the sublicenses contemplated by this Agreement, listed on Schedule 7.3(l).

     (m) Transition Services Agreement. The Sellers shall have delivered to the Purchaser an executed transition services agreement (the "Transition Services Agreement") in the form attached hereto as Exhibit A.

     (n) CCTV Products Supply Agreement. The Sellers shall have delivered to the Purchaser an executed supply agreement (the "CCTV Products Supply Agreement") in the form attached hereto as Exhibit B.

     (o) Lewisville Sublease. The Sellers shall have delivered to the Purchaser an executed sublease (the "Sublease") for a portion of the Lewisville Headquarters in the form attached hereto as Exhibit C.

     (p) Trademark and Copyright License Agreement. The Sellers shall have delivered to the Purchaser an executed perpetual, royalty-free exclusive trademark and copyright license agreement (the "Trademark and Copyright License Agreement") in the form attached hereto as Exhibit D.

     (q) Shared IP License Agreement. The Sellers shall have delivered to the Purchaser an executed perpetual, royalty-free exclusive license agreement (the "Shared IP License Agreement") to (x) use certain network technology developed by Sellers and the Subsidiaries on an exclusive basis in the Business and (y) sublicense the Intellectual Property used by the Sellers in connection with the Nonexclusive Third Party License Agreements, in the form attached hereto as Exhibit E.

     (r) Access Control Products Supply Agreement. The Sellers shall have delivered to the Purchaser an executed supply agreement (the "Access Control Products Supply Agreement") in the form attached hereto as Exhibit F.

     (s) Indigovision License Agreement. The License Agreement dated August 1, 2002 between the Purchaser and Indigovision Limited shall remain in full force and effect unless terminated by Indigo as a result of a breach by the Purchaser or terminated by or with the consent of the Purchaser.

     (t) Additional Consents and Waivers. The Sellers shall have delivered to the Purchaser executed Consents of each of Guy Levy ("Levy") and Bisset Technologie Systemes ("Bisset") to the termination of any existing agreements between Levy or Bisset and any Ultrak entity, and a waiver of any claims by Levy or Bisset against the Purchaser, in form and substance satisfactory to the Purchaser.

     (u) Seller Subsidiary Name Changes. As of the Effective Time, each of the Seller Subsidiaries shall have changed its name to remove "Ultrak" from its name, and shall not use the word "Ultrak" or any derivative thereof in its name or in the name of any of its subsidiaries for not less than 5 years from and after the Effective Time.

     (v) LeeMAH. The LeeMAH Operating Targets and the LeeMAH Financial Target shall each have been met or exceeded.

     (w) Non-infringement Opinions. Not less than twenty (20) days prior to Closing, the Sellers shall have delivered to the Purchaser executed legal non-infringement opinions of George R. Schultz addressed to the Purchaser with respect to Patent No. 5627616 and Patent No. 4874088, in form and substance satisfactory to the Purchaser in its reasonable discretion.

     (x) No Governmental Orders. As of the Effective Time, no litigation shall have been instituted before any court or Governmental Authority, or instituted or threatened by any Governmental Authority, that would (i) materially and adversely affect the Purchaser's ability to own the Purchased Assets or operate or conduct the Business after the Effective Time in the manner operated and conducted prior to the Effective Time or
(ii) require the Purchaser to divest any material portion of the Business or the Purchased Assets or any other material assets or interests of the Purchaser.

     (y) Other Documentation and Instruments of Transfer. The Sellers shall have delivered to the Purchaser all such other documents and instruments of assignment as shall be reasonably necessary to transfer to the Purchaser the Purchased Assets in accordance herewith.

                                ARTICLE VIII
                              INDEMNIFICATION

     8.1 Survival of Representations and Warranties and Covenants. The parties agree that, regardless of any investigation made at any time by the parties, the representations and warranties made by Sellers in this Agreement (and any related indemnity obligations) shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by the Purchaser, after the date which is eighteen (18) months from the Effective Time; provided, however, that, notwithstanding the foregoing, (i) claims for indemnification relating to Losses (as defined in Section 8.2 below) arising out of any breach of the representations and warranties set forth in Section 4.15 (Environmental), Sections 4.13 and 4.14 (Employment and Benefits) and Section 4.12 (Taxes) shall survive to the expiration of the applicable statute of limitations including any extensions or waivers thereof and (ii) claims for indemnification relating to Losses arising out of any defect in the title to any Purchased Assets shall survive indefinitely. Further, if any claim for indemnification hereunder, which has been previously asserted by either party to this Agreement pursuant to a notice of claim in accordance with
Section 8.5 below, is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved. For the avoidance of doubt, all covenants and agreements made hereunder shall survive until satisfied in full unless the Agreement explicitly provides for a specific termination date.

     8.2 Indemnification by Sellers. On and after the Closing, Sellers shall, jointly and severally, defend and indemnify and hold harmless Purchaser and its directors, officers, employees and Affiliates from and against and in respect of any and all claims, Liabilities, losses and damages (including, without limitation, legal, accounting and similar expenses reasonably incurred) (individually, a "Loss" and, collectively, "Losses") which any of them may incur which are the direct and proximate result of any one or more of the following:

     (a) any breach of any covenant or agreement on the part of any Seller in this Agreement;

     (b) any breach of any representation or warranty on the part of any Seller in this Agreement;

     (c) any of the Retained Liabilities; and

     (d) any claim that a product first designed, manufactured, sold or offered for sale by any Seller or a method first used by any Seller before the Effective Time infringes any patent, copyright, trademark or other intellectual property right, except where and to the extent that such claim is based upon any modifications to a product or method made by the Purchaser after the Effective Time where such claim would not have been made but for such modification.

     Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled at its sole discretion to set off any amounts owed to the Purchaser under this Section 8.2, and any amounts for Unresolved Claims, against the Deferred Purchase Price, as more fully described in Section 1.1 above.

     8.3 Indemnification by Purchaser. On and after the Closing, the Purchaser shall defend, indemnify and hold harmless Sellers and their directors, officers, employees and Affiliates from and against and in respect of any and all Losses which any of them may incur which are the direct and proximate result of any one or more of the following:

     (a) any breach of any covenant or agreement on the part of Purchaser in this Agreement;

     (b) any breach of any representation or warranty on the part of Purchaser in this Agreement; and

     (c) any of the Assumed Liabilities.

     8.4 Limitations on Indemnity.
         ------------------------

     (a) Except for claims related to Taxes and except as provided in this
Section 8.4, Sellers shall not be required to indemnify and hold harmless the Purchaser with respect to a claim pursuant to Section 8.2(b) unless and until the cumulative aggregate amount of all Losses which are otherwise recoverable by the Purchaser under Section 8.2(b) exceeds $300,000 (the "Deductible"). If the Purchaser brings an eligible claim or eligible claims for an amount in excess of the Deductible, Sellers shall be obligated to indemnify the Purchaser for the full amount of all Losses under Section 8.2(b) in excess of the Deductible; provided, however, that the Sellers shall in no event be liable to the Purchaser for any aggregate Losses under
Section 8.2(b) in excess of $18,000,000 (the "Cap"). Notwithstanding the foregoing, the Deductible shall not be applicable with respect to any eligible claim brought by the Purchaser under Section 8.2(b) with respect to any breach of the representations contained in Section 4.3 of this Agreement.

     (b) The Indemnitee (as defined below in Section 8.5(a)) will use commercially reasonable efforts to mitigate damages in respect of any claim for which it is seeking indemnification under this Article VIII; provided, however, that in the case of the Purchaser as Indemnitee, the Purchaser need take no action in connection with any mitigation efforts that is out of the ordinary course of the Business or change in any respect the manner in which it conducts the Business.

     (c) With respect to the amount of any Losses subject to indemnification under Section 8.2 or 8.3 of any claim therefor:

          (i) such Losses shall be calculated net of any actual recoveries obtained by the Purchaser, the Business or any of the Purchaser's Affiliates, on the one hand, or the Sellers or any of the Sellers' Affiliates, on the other hand, as applicable, from any other third party; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to require any Indemnitee to use efforts to effect recovery of available insurance claims in connection with any claim for any Losses, or to purchase insurance with respect to matters subject to indemnification hereunder, and decisions regarding the purchase of such insurance shall be at each party's sole discretion; and

          (ii) such Losses shall be calculated net of any actual Tax Benefit inuring to the Purchaser, the Business or any of the Purchaser's Affiliates on account of such Losses. If the Purchaser, the Business or any of the Purchaser's Affiliates receives a Tax Benefit after an indemnification payment is made, the Purchaser shall promptly pay to the Sellers the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" shall mean the present value (computed using an interest rate equal to "prime rate" as set forth in The Wall Street Journal on the Closing Date) of any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, net of any increase in Taxes paid by the Purchaser, the Business or any of the Purchaser's Affiliates on account of receipt of the indemnification payment, in each case computed at the highest applicable marginal statutory tax rates.

     8.5 Indemnification Procedure.

     (a) Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts which may reasonably be expected to give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a "Notice of Claim"), provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor.

     (b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim (a "Third Party Claim"), an Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such Third Party Claim at the Indemnitor's expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; provided, however, that:

          (i) The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose;

          (ii) The fees and expenses of such separate counsel shall be borne by Indemnitee unless (x) the Indemnitor and the Indemnitee have agreed to the retention of the same counsel or (y) the named parties to the Third Party Claim include both the Indemnitor and the Indemnitee and representation of such parties by the same counsel would be inappropriate (due to actual or potential differing interests between them as determined by Indemnitee in its reasonable discretion);

          (iii) The Indemnitee shall be entitled to assert against any third party (other than Indemnitor or any of its subsidiaries or Affiliates) any and all crossclaims and counterclaims Indemnitee may have, subject to Indemnitor's consent, which consent shall not be unreasonably withheld;

          (iv) If the Indemnitor elects to assume the defense of any such Third Party Claim, the Indemnitor shall be entitled to compromise or settle such Third Party Claim in its sole discretion so long as either
     (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitee with respect to such claim or
     (y) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld); and

          (v) If the Indemnitor shall not have assumed the defense of such Third Party Claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such Third Party Claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of such Third Party Claim or any compromise or settlement thereof, provided that, in the case of any such compromise or settlement, (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitor with respect to such claim or (y) the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld). The Indemnitee shall give the Indemnitor notice of the name of counsel selected by it prior to the time of assuming the defense and the Indemnitor shall have five (5) business days in which to object to such counsel. In the event of such objection, the Indemnitor shall have the obligation to defend on the terms specified in Section 8.5(b)(ii).

     (c) Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to assume and control (with counsel of its choice) the defense of any matter giving rise to a claim for indemnification against Sellers based on the breach of any representation or warranty set forth in
Section 4.15.

     (d) The Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. The Indemnitor shall provide, at the Indemnitee's request, copies of all documents relevant to any Third Party Claim for which an indemnification is provided hereunder.

     8.6 Exclusive Remedy. If any Seller breaches any covenant in Section
6.11 (Covenant not to Compete) or 6.12 (Confidentiality), Sellers acknowledge such violation or breach will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, if any Seller breaches any covenant in Section 6.11 or 6.12, Purchaser shall be entitled to specific performance, temporary and permanent injunctive relief or such other equitable remedies as may be available from any court of competent jurisdiction without the necessity of proving actual damage.

     8.7 AS IS, WHERE IS. OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD, CONVEYED, TRANSFERRED, AND ASSIGNED IN AN "AS IS" AND "WHERE IS" CONDITION, AND SELLERS EXPRESSLY DISCLAIM ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THERE ARE NO IMPLIED REPRESENTATIONS, WARRANTIES, OR COVENANTS OF ANY SELLER IN THIS AGREEMENT OR IN ANY DOCUMENT OR AGREEMENT EXECUTED BY ANY SELLER PURSUANT HERETO. THE PROVISIONS OF THIS SECTION SHALL GOVERN IN THE EVENT OF ANY CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY ANY SELLER PURSUANT HERETO.

     8.8 INSPECTION. THE PURCHASER REPRESENTS TO THE SELLERS THAT THE PURCHASER HAS REVIEWED THE BUSINESS AND THE PURCHASED ASSETS. THE PURCHASER ACKNOWLEDGES AND AGREES THAT (I) THE PURCHASER IS FAMILIAR WITH THE BUSINESS AND THE PURCHASED ASSETS AND (II) THE PURCHASER HAS CONDUCTED THE PURCHASER'S OWN EVALUTION OF THE BUSINESS AND THE PURCHASED ASSETS.

     8.9 LIABILITY LIMITATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO OBLIGATION OF ANY SELLER TO INDEMNIFY THE PURCHASER UNDER THIS AGREEMENT SHALL INCLUDE PUNITIVE OR EXEMPLARY DAMAGES EVEN IF SELLERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WITHOUT REGARD TO THE NATURE OF THE CLAIM OR THE UNDERLYING THEORY OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE).

                                ARTICLE IX
                            GENERAL PROVISIONS

     9.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties. Any of the terms and conditions of this Agreement may be waived in writing at any time prior to the Effective Time by the party entitled to their benefits.

     9.2 Entire Agreement. This Agreement, including the Schedules (which are hereby incorporated by reference and made a part of this Agreement), the Exhibits hereto, the Transition Services Agreement, the CCTV Products Supply Agreement, the Sublease, the Trademark and Copyright License Agreement, the Shared IP License Agreement, the Access Control Products Supply Agreement and the Confidentiality Agreement contain the entire agreement of the parties with respect to the subject matter of this Agreement, the Transition Services Agreement, the CCTV Products Supply Agreement, the Sublease, the Trademark and Copyright License Agreement, the Shared IP License Agreement, the Access Control Products Supply Agreement and the Confidentiality Agreement, and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of the subject matter of this Agreement; provided, however, that the Confidentiality Agreement shall terminate and be of no further force or effect at the Closing.

     9.3 Bulk Sales. Purchaser hereby waives compliance with any applicable bulk sales law; provided, however, that Sellers hereby agree to indemnify Purchaser against, and to hold Purchaser harmless from, at all times after the Effective Time, any and all loss, damage or liability, and all expenses (including reasonable legal fees) incurred or arising out of the failure to comply with such bulk sales laws. Nothing in this Agreement shall be construed as an admission by any party as to the applicability of any bulk sales laws.

     9.4 Termination.


     (a) This Agreement may be terminated at any time, whether before or after receipt of the Stockholder Approval:

          (i) by mutual consent of the Purchaser and the Sellers;

          (ii) by either Purchaser, on the one hand, or Sellers, on the other, if, upon a vote taken at a duly held meeting called to obtain the Stockholder Approval (including any adjournments or postponements thereof), Stockholder Approval is not obtained;

          (iii) by Purchaser if the Ultrak Board or any committee thereof, whether or not permitted pursuant to the terms hereof, (A) shall fail to reaffirm its approval or recommendation of advisability of this Agreement or the transactions contemplated hereby within 10 days after a request by the Purchaser or (B) shall make an Adverse Recommendation Change;

          (iv) by the Purchaser, on the one hand, or the Sellers, on the other, if the Closing has not taken place on or before November 30, 2002, or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms of this Agreement by the party seeking termination;

          (v) by the Purchaser, on the one hand, or the Sellers, on the other, if a breach by the other of its representations, warranties, covenants or agreements contained herein would, if not cured, cause the conditions contained in Section 7.3 or Section 7.2, as applicable, not to be satisfied and such breach has not been cured to the reasonable satisfaction of the other party within fifteen (15) business days after receiving written notice thereof; or

          (vi) by the Sellers, in accordance with Section 6.13(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.4(a)(vi) to be deemed effective, the Sellers shall have complied in all respects with all provisions contained in Sections 6.13(a), 6.13(b) and 6.13(c), including the notice provisions therein, and with applicable requirements of Section 9.5, including payment of the Termination Fee (as defined in Section
     9.5 below).

     (b) In the event of termination by the Sellers or the Purchaser under this Section 9.4, written notice of termination must forthwith be given to the other party, and the transactions contemplated by this Agreement will be terminated without further action by either party.

     (c) If the transactions contemplated by this Agreement are terminated as provided in this Section 9.4:

          (i) the Purchaser will return to the Sellers, or at its election destroy, all documents and other materials received from the Sellers, its Affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement; and

          (ii) all confidential information received by the Purchaser with respect to the Sellers and its Affiliates will be treated in accordance with the Confidentiality Agreement, which will remain in full force and effect notwithstanding the termination of this Agreement.

     (d) If this Agreement is terminated as provided in this Section 9.4, this Agreement will become null and void and of no further force or effect, except for Section 6.5 (relating to public announcements), and Section 9.6 (relating to certain expenses). Nothing in this Section 9.4 will be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

     9.5  Effect of Termination.
          ---------------------

     (a) In the event that (x) (1) any Person (the "Proposing Party") shall have made a Takeover Proposal or Superior Proposal to the Sellers or to their stockholders or publicly announces any Takeover Proposal or Superior Proposal relating to the Sellers or any of the Subsidiaries after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 9.4(a)(ii) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Sellers or any of the Subsidiaries shall have been entered into and subsequently consummated with the Proposing Party, (y) this Agreement is terminated by the Purchaser pursuant to Section 9.4(a)(iii), or (z) this Agreement is terminated by the Sellers pursuant to Section 9.4(a)(vi), then, in any such case, the Sellers shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Sellers or any of the Subsidiaries, or if no such agreement is entered into, upon the date of consummation of an Acquisition Transaction involving the Sellers or any of the Subsidiaries, in the case of a termination described in clause (x), or (ii) two days after such termination, in the case of a termination described in clause (y) or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay the Purchaser a fee of $2,000,000 (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by the Purchaser at least two (2) business days earlier.

     (b) Each of the parties acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Sellers fail to promptly pay the amount due from it pursuant to this Section 9.5, and in order to obtain such payment the Purchaser commences a suit which results in a judgment for the fees and expenses set forth in this Section 9.5, the Sellers shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     9.6 Expenses. Except as expressly provided in this Agreement, whether or not the transactions contemplated in this Agreement are consummated, each party hereto will be responsible for its own fees and expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

     9.7 Further Assurances. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement. Without limiting the provisions of this Section 9.7, to the extent that Purchaser or any of its Affiliates or Sellers discover any additional Intellectual Property which should have been transferred to Purchaser as Transferred Intellectual Property or IP License Agreements, Sellers shall cooperate with Purchaser and its Affiliates and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such Intellectual Property to Purchaser and/or the relevant Affiliate, and Sellers shall be solely responsible for all costs relating to the preparation and filing or other recordation of any such instruments of transfer or assignment.

     9.8 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

         if to the Sellers:

         Ultrak, Inc.
         1301 Waters Ridge Drive
         Lewisville, Texas  75057
         Attention: General Counsel
         Facsimile: (972) 353-6654

         with a copy to:

         Gardere Wynne Sewell LLP
         1601 Elm Street, Suite 3000
         Dallas, Texas  75201-4761
         Attention: Richard L. Waggoner, Esq.
         Facsimile: (214) 999-3510

         if to the Purchaser:

         Honeywell International Inc.
         Automation & Control Solutions
         MN10-2500
         1985 Douglas Drive North
         Golden Valley, MN  55422
         Attention:  Vice President and General Counsel
         Telephone: (612) 951-1000
         Facsimile: (763) 954-5558

         with a copy to each of:

         Honeywell International Inc.
         101 Columbia Road
         P.O. Box 1219
         Morristown, NJ  07962-1219
         Attention:  Senior Vice President, Chief Counsel
         Telephone:  (973) 455-2000
         Facsimile:  (973) 455-4217

         and

         Fried, Frank, Harris, Shriver & Jacobson
         350 S. Grand Avenue, 32nd Floor
         Los Angeles, CA  90071
         Attention:  David K. Robbins, Esq.
         Facsimile:  (213) 473-2222

or to such other address or to such other Person as either party may have last designated by notice to the other party.

     9.9 Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by any party without the prior written consent of the other party and any purported assignment or other transfer will be void and unenforceable; provided, however, that the Purchaser may assign this Agreement in whole or in part or any of its rights hereunder without Sellers' consent to one or more subsidiaries of the Purchaser provided that the Purchaser shall remain liable for the obligations of the assignee or assignees under this Agreement.

     9.10 No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement will confer any rights upon any Person which is not a party or a successor or permitted assignee of a party to this Agreement.

     9.11 Counterparts. This Agreement may be executed in counterparts, both of which will constitute one and the same instrument.

     9.12 Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

     9.13 Arbitration. In the event of any dispute between Purchaser and Sellers arising after the Effective Time in connection with this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, the parties shall first use their reasonable efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration as hereinafter provided which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of written notice from one party that it is submitting the matter to arbitration, each party shall designate in writing one arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with the procedure established by the American Arbitration Association. The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party hereto or any Affiliate of any party to this Agreement and who has not received any compensation, directly or indirectly, from any party hereto or any Affiliate of any party to this Agreement during the two (2) year period preceding the Effective Time. The arbitration shall be governed by the rules of the American Arbitration Association; provided, however, that the arbitrators shall have sole discretion with regard to the admissibility of evidence. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings. The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the parties hereto. Each party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid fifty percent (50%) by each of the parties. Any arbitration pursuant to this Section 9.13 shall be conducted in Dallas, Texas. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the parties hereby consent and commit themselves to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy. None of the parties shall be required to use the foregoing procedures to enforce the provisions of Sections 6.9, 6.11 or 6.12 above.

     9.14 Consent to Jurisdiction, etc.
          ----------------------------

     (a) Subject to Section 9.13 above, each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating to this Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each of the parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any Delaware State or Federal court sitting in Delaware. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                                 ARTICLE X
                       DEFINITIONS AND INTERPRETATION

     10.1 Definitions.

     As used in this Agreement, the following terms have the following meanings:

     Accounts Receivable: as defined in Section 2.1(i).

     Affiliate: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. The terms "controlled by" and "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Acquisition Agreement: as defined in Section 6.13(b).

     Acquisition Transaction: as defined in Section 6.13.

     Adverse Recommendation Change: as defined in Section 6.13(b).

     Agreement: this Agreement, including the Schedules to this Agreement.

     Assumed Liabilities: as defined in Section 3.1.

     Base Rate: as defined in Section 1.3(d).

     Bisset: as defined in Section 7.3(v).

     Business: as defined the preamble hereto.

     Business Financial Statements: as defined in Section 4.4(a).

     Carroll Facility: as defined in Section 2.2(j).

     CCTV Business: as defined the preamble hereto.

     CCTV Products Supply Agreement: as defined in Section 7.3(n).

     Closing: as defined in Section 1.2(a).

     Closing Balance Sheet: as defined in Section 1.3(b).

     Closing Date: as defined in Section 1.2(a).

     Closing Deficit: as defined in Section 1.3(d).

     Closing Surplus: as defined in Section 1.3(d).

     Code: the Internal Revenue Code of 1986, as amended.

     Competitive Activities: as defined in Section 6.11.

     Competitive Products: as defined in Section 6.11.

     Confidential Information: as defined in Section 6.12(a).

     Confidentiality Agreement: as defined in Section 6.3(b).

     Consent: any action, approval, consent or authorization.

     Contract Assignments: as defined in Section 7.3(h).

     Contracts: as defined in Section 4.10(a).

     Covenant Period: as defined in Section 6.11.

     Deductible: as defined in Section 8.4.

     Deferred Purchase Price: as defined in Section 1.1.

     DOJ: the United States Department of Justice.

     Effective Time: as defined in Section 1.2(d).

     Employees: as defined in Section 6.16(d).

     Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of the Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

     Enforceability Exceptions: as defined in Section 4.1(d).

     Environmental Law: any currently or formerly applicable foreign, federal, state, or local law, statute, rule, regulation, ordinance, code, order or common law cause of action applicable to any Seller and relating to (a) the manufacture, transport, use, treatment, storage, disposal, emission, release or threatened release of Hazardous Substances, or (b) the pollution, contamination or protection of the environment (including, without limitation, natural resources, air, surface or subsurface land or waters and buildings), human health and safety or occupational health and safety.

     Environmental Permits: as defined in Section 4.15(a)(ii).

     ERISA: as defined in Section 4.13(c).

     Escrow Agent: as defined in Section 1.1(b).

     Escrow Agreement: as defined in Section 1.1(b).

     Escrow Election: as defined in Section 1.1(b).

     Escrow Election Date: as defined in Section 1.1(b).

     Exchange Act: as defined in Section 4.2(b).

     Exchange Act Reports: as defined in Section 4.2(b).

     Excluded Assets: as defined in Section 2.2.

     Excluded Businesses: (i) in the United States, Canada and Mexico, the Sellers' police, public transport and school transport mobile video products business, (ii) in the United States, Canada and Mexico, the Sellers' industrial vision source business, (iii) in the United States, Canada and Mexico, the Sellers' consumer/do-it-yourself security business (which includes Internet sales consistent with the Sellers' past practice),
(iv) in the United States, Canada, Mexico and in each jurisdiction other than the Non-U.S. Jurisdictions, the Sellers' access control business and
(v) the Sellers' personal protection business.

     Excluded Contracts: as defined in Section 2.2(o).

     Excluded Employment Contracts: as defined in Section 3.2(b).

     Excluded Intellectual Property: all Intellectual Property used exclusively in connection with theExcluded Assets.

     Fifteen Day Period: as defined in Section 1.3(b).

     Final Net Book Value: as defined in Section 1.3(b).

     Firm: as defined in Section 1.3(b).

     Foreign Employee: as defined in Section 6.16(m).

     Former Non-U.S. Employee: as defined in Section 4.14(i)(ii).

     Frost Loan Agreement: the Loan Agreement dated as of April 19, 2002 between Ultrak and the other parties thereto, as borrower, and The Frost National Bank and the other parties thereto, as lender.

     FTC: the Federal Trade Commission.

     GAAP: United States generally accepted accounting principles.

     Governmental Authority: any foreign or national government, any state, local or other political subdivision thereof, and any entity, commission, board, bureau, agency, authority or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     Hazardous Substance: any material or substance that is: (a) a pollutant, contaminant, toxic or hazardous or extremely hazardous substance, material, waste or chemical that is regulated by, or may now or in the past form the basis of liability under, any Environmental Laws, including materials or substances listed, classified or regulated as a "hazardous waste," "hazardous substance," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect pursuant to any applicable Environmental Law, or (b) any petroleum product or by-product, asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls.

     Indemnitee: as defined in Section 8.5(a).

     Indemnitor: as defined in Section 8.5(a).

     Initial Purchase Price: as defined in Section 1.1.

     Intellectual Property: the United States and foreign trademarks, service marks, trade names, domain names, trade dress, copyrights, and similar rights, including registrations and application to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions conceived and/or reduced to practice, research, development, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, mask works, business methods, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media).

     Intellectual Property Assignments: as defined in Section 7.3(j).

     Interests: as defined in Section 2.3(a).

     Inventory: as defined in Section 2.1(a).

     IP License Agreements: as defined in Section 4.11(b).

     IP License Assignments: as defined in Section 7.3(i).

     IRS: the U.S. Internal Revenue Service.

     Leased Real Property: as defined in Section 4.9(a).

     Leased Real Property Assignments: as defined in Section 7.3(g).

     Leases: as defined in Section 4.9(a).

     LeeMAH Agreement: the Master Services Agreement dated as of June 3, 2002 between Ultrak Operating L.P. and LeeMAH and any task orders issued pursuant thereto.

     LeeMAH Facility: as defined in Section 6.22.

     LeeMAH Financial Target: invoiced parts and material costs from LeeMAH related to Manufactured Products invoiced to Sellers at any time during the 45-day period ending on the fifth day prior to Closing shall be no greater than the amounts set forth opposite each Manufactured Product listed in Exhibit G attached hereto.

     LeeMAH Operating Targets: satisfaction of each of the following operating metrics for the Manufactured Products at the LeeMah Facility; provided, however, that the following metrics shall be subject to reduction for any Manufactured Product in the event and to the extent any worldwide shortage of raw materials required for such Manufactured Product delays the production of such Manufactured Product:

          (i) on or not more than five (5) days prior to the Closing Date, representatives of the Sellers and the Purchaser shall have jointly conducted an audit that confirms the LeeMAH Facility's compliance with the quality standards set forth in the LeeMAH Agreement;

          (ii) as of the Closing Date, Sellers shall have an inventory of finished Manufactured Products equal to (i) Seller's unfilled customer sales or purchase orders for Manufactured Products and (ii) two weeks of excess inventory for Manufactured Products, determined by reference to the Normal Sales Rate;

          (iii) as of the Closing Date, Sellers shall have at the LeeMAH Facility six weeks of parts and raw material required to produce the Manufactured Products determined by reference to the Normal Run Rate; and

          (iv) the LeeMAH Facility shall be operating at the Normal Run
     Rate.

     Levy: as defined in Section 7.3(v).

     Lewisville Headquarters: as defined in Section 2.2(m).

     Liabilities: liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever whether known or unknown, fixed or contingent, matured or unmatured.

     Lien: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim, except for Permitted Liens.

     Losses: as defined in Section 8.2.

     Manufactured Products: the products manufactured by Sellers and listed on Exhibit G-2 hereto.

     Material Adverse Effect: a material adverse effect on the Purchased Assets, operations, financial condition, results of operations, or conduct of the business of the Business taken as a whole, but excluding effects attributable to (a) the announcement by the Sellers of their intention to sell the Business or to enter into this Agreement, (b) the transactions contemplated by this Agreement, or (c) changes in general economic or market conditions or prevailing interest rates, including, without limitation, changes affecting the industries in which the Business operates (provided that such changes do not adversely affect the Business or the Purchased Assets in a disproportionate manner).

     Non-U.S. Employees: as defined in Section 4.14(a)(i).

     Non-U.S. Jurisdiction: as defined in Section 1.2(d).

     Non-U.S. Plans: as defined in Section 4.14(m).

     Nonexclusive Third Party License Agreements: as defined in Section
4.11(c).

     Norbain: as defined in Section 3.2(o).

     Normal Run Rate: for each of the Manufactured Products, the greater of
(x) the number of such products manufactured by Sellers in the period commencing January 1, 2002 and ending March 31, 2002 and (y) the number of such products manufactured by Sellers in the three full calendar months preceding the proposed Closing Date, in either case excluding products which are obsolete or subject to salvage sales.

     Normal Sales Rate: for each of the Manufactured Products, the greater of (x) the weekly average number of such products shipped by Sellers to customers in the period commencing January 1, 2002 and ending March 31, 2002 and (y) the weekly average number of such products shipped by Sellers to customers in the three full calendar months preceding the proposed Closing Date, in either case excluding products which are obsolete or subject to salvage sales.

     Notice of Adverse Recommendation: as defined in Section 6.13(b).

     Notice of Claim: as defined in Section 8.5(a).

     Offer: as defined in Section 6.16(b)(iv)(B).

     Permits: licenses, permits, waivers and other authorizations from all Governmental Authorities necessary to own the Purchased Assets or conduct the Business as currently conducted.

     Permitted Liens: (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceedings, (b) Liens granted in favor of The Frost National Bank under the Frost Loan Agreement that will be released at or before the Effective Time, (c) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens, including statutory landlord liens, incurred in the ordinary course of business and (d) rights of third parties under certain real property leases and personal property leases as described on Schedule 9.5(b).

     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

     Personal Data: any information relating to an identified or identifiable person (who, in this Agreement shall be referred to as the data subject).

     Personal Property: all furnishings, furniture, computer equipment, office equipment and supplies, vehicles, tooling, patterns, dies, jigs, machinery and equipment and other tangible personal property (other than Inventory and any items disposed of after the date hereof in the ordinary course of business in accordance with Section 6.1).

     Products: as defined in Section 4.21.

     Proposed Closing Balance Sheet: as defined in Section 1.3(a).

     Proposing Party: as defined in Section 9.5(a).

     Proxy Statement: as defined in Section 4.2(b).

     Purchase Price: as defined in Section 1.1.

     Purchased Assets: as defined in Section 2.1.

     Purchaser: as defined in the preamble hereto.

     Purchaser Designee: as defined in Section 1.2(d).

     Purchaser's Offer: as defined in Section 6.16(c)(i).

     Reference Balance Sheet: as defined in Section 4.4(a).

     Refusing Non-U.S. Employee: as defined in Section 6.16(c)(iii).

     Representatives: as defined in Section 6.13(a).

     Retained Interest: as defined in Section 2.3(a).

     Retained Liabilities: as defined in Section 3.2.

     Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SEC: the U.S. Securities and Exchange Commission.

     SEC Documents: as defined in Section 4.29.

     Seller Subsidiaries: as defined in the preamble hereto.

     Sellers: as set forth in the preamble hereto.

     Sellers' Knowledge: the actual knowledge after due inquiry of any executive officer of any Seller or any individual actively involved in the management of the Business.

     Shared Intellectual Property: all Intellectual Property used both in connection with the Business and in connection with the Excluded Assets, all of which is subject to the Shared IP License Agreement and the Trademark and Copyright License Agreement, but Shared Intellectual Property specifically excludes the Excluded Intellectual Property.

     Shared IP License Agreement: as defined in Section 7.3(q).

     Stockholder Approval: as defined in Section 4.1(c).

     Stockholders Meeting: as defined in Section 6.2(b).

     Sublease: as defined in Section 7.3(o).

     Subsidiary: any Person in which Ultrak has a direct or indirect equity or ownership interest in excess of 35% or which is controlled, directly or indirectly, by contract or otherwise, by Ultrak.

     Superior Proposal: as defined in Section 6.13.

     Takeover Proposal: as defined in Section 6.13.

     Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, sales, use, value added, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, business and occupation, employment, payroll, social security, disability, unemployment, workers' compensation, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (together with all interest and penalties thereon and additions thereto).

     Tax Benefit: as defined in Section 8.4(c)(ii).

     Tax Returns: any and all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     Termination Fee: as defined in Section 9.5(a).

     Third Party Claim: as defined in Section 8.5(b).

     Trademark and Copyright License Agreement: as defined in Section
7.3(p).

     Transfer Provisions: as defined in Section 6.16.

     Transfer Taxes: all sales, use, registration, transfer, documentary, stamp, duties, recording and similar taxes or fees of or imposed by any Governmental Authority, in each case including interest and penalties thereon, imposed or incurred in connection with the transactions contemplated by this Agreement.

     Transferred Contracts: as defined in Section 2.1(d).

     Transferred Employee: as defined in Section 6.16(d)(iv).

     Transferred Intellectual Property: all Intellectual Property used exclusively in connection with the Business.

     Transferred Leases: as defined in Section 2.1(k).

     Transferred U.S. Employees: as defined in Section 6.16(a).

     Transition Services Agreement: as defined in Section 7.3(m).

     Ultrak: as defined in the preamble hereto.

     Ultrak Board: as defined in Section 4.1(b).

     Undisclosed Non-U.S. Employee: as defined in Section 6.16(b)(iii)(A).

     Unresolved Claims: as defined in Section 1.1.

     U.S. Employees: as defined in Section 4.13(a)(i).

     U.S. Plans: as defined in Section 4.13(e).

     VESF: as defined in Section 6.11.

     Voting Agreement: as defined in the preamble hereto.


     10.2 Interpretation.
          --------------

     In this Agreement, the following rules of interpretation apply:

     (a) references to Sections, Schedules and parties are references to sections or sub-sections of, schedules and parties to this Agreement;

     (b) references to any law, regulation or statutory provision include references to such law or regulation or provision as modified, codified or re-enacted;

     (c) words importing the singular include the plural and vice versa;

     (d) words importing one gender include the other genders;

     (e) references to the word "including" do not imply any limitation;
and

     (f) references to months are to calendar months.

     10.3 Schedules.
          ---------

     Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers or the Purchaser, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

                        SELLERS:
                                  ULTRAK, INC.


                                  By: /s/ Zenger
                                     ----------------------------------------
                                       Name:   Zenger
                                        Title: Chairman and CEO


                                  ULTRAK OPERATING, L.P.
                                  By: Ultrak GP, Inc., its sole General Partner


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK GP, INC.


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK LP, INC.


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK OHIO, INC.


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO

                                  ULTRAK (ASIA PACIFIC) PTY. LTD.


                                  By: /s/ Bert Blekkenhorst
                                     ----------------------------------------
                                       Name:    Bert Blekkenhorst
                                        Title:  Director


                                  ULTRAK DEUTSCHLAND GMBH


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK (SA) (PROPRIETARY) LIMITED


                                  By: /s/ J.L. Bester
                                     ----------------------------------------
                                       Name:   J.L. Bester
                                        Title: Managing Director


                                  ULTRAK ITALIA, SpA


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK (ASIA) PTE. LTD.


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO

                                  ULTRAK POLSKA, Sp.z. O.O


                                  By: /s/ Mariusz Wojtas
                                     ----------------------------------------
                                       Name:   Mariusz Wojtas
                                        Title: Man. Director


                                  ULTRAK HOLDINGS LIMITED


                                  By: /s/ Chris Sharng
                                     ----------------------------------------
                                       Name:   Chris Sharng
                                        Title: CFO


                                  ULTRAK (UK) LIMITED


                                  By: /s/ Jan Beetson
                                     ----------------------------------------
                                       Name:    Jan Beetson
                                        Title:  Managing Director

                        PURCHASER:


                                  HONEYWELL INTERNATIONAL INC.


                                  By: /s/ Daniel K. Clift
                                     ----------------------------------------
                                       Name:   Daniel K. Clift
                                        Title: Corporate Development